QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.44

INDUSTRIAL REAL ESTATE LEASE
(MULTI-TENANT PROJECT NET LEASE)

ARTICLE 1:    BASIC TERMS

        This Article 1 contains the Basic Terms of this Lease between the Landlord and Tenant named below. Other Articles, Sections and Paragraphs of this Lease referred to in this Article 1 explain and define the Basic Terms and are to be read in conjunction with the Basic Terms. Tenant, prior to the Commencement Date of this Lease on November 1, 2008 has been leasing Unit A-3 at 2203 East Carson Street, Carson, California ("Unit A-3") from the Landlord pursuant to a lease dated November 1, 2007 ("Old Lease"). Upon the first to occur of the Commencement Date of this Lease or the Tenant occupying and paying rent for Unit B-3 (under Section 2.4, below) then the Old Lease and the leasing thereunder of Unit A-3 shall terminate. The immediately preceding sentence is subject to Section 2.2.

        Section 1.1    Date of Lease:    July 8, 2008

        Section 1.2    Landlord:    Cypress-Southbay, LLC, a California limited liability company

Address of Landlord:    10940 Wilshire Boulevard, Suite 1900, Los Angeles, California 90024

        Section 1.3    Tenant:    OMP, Inc., a Delaware corporation d/b/a "Obagi, Inc."

Address of Tenant: 2203 E. Carson Street, Unit B-3, Carson, California 90810

        Section 1.4    Property:    The "Property" shall refer to Units B-1, B-2 and B-3 located at 2205 E. Carson Street, Carson, California, which Property is part of a multi-tenant property development (the "Project"). The Project consists of three (3) buildings known as building A (2203 East Carson Street), building B (2205 East Carson Street), and building C (2207 East Carson Street). The Property is part of building B. The Property shall consist of approximately twenty-six thousand nine hundred fifty-nine (26,959) rentable square feet, which square feet includes a second-story mezzanine area consisting of approximately one thousand one hundred forty (1,140) rentable square feet. In addition to the 26,959 rentable square feet, stated under the immediately preceding sentence, the Tenant shall be permitted to utilize (without paying additional Base Rent) the 1,146 square feet of unfinished second floor mezzanine area for Unit B-2 and the 1,166 square feet of unfinished mezzanine area for Unit B-3. However, if the Tenant does finish off such currently unfinished second floor mezzanine space, then the Tenant shall pay to the Landlord additional Base Rent in an amount based upon the same per square foot Base Rent which applies to the other portions of the Property. The Tenant shall be responsible for the maintenance, repair, taxes, insurance premiums and other amounts pertaining to such unfinished second story mezzanine area in the same manner as specified for the other portions of the Property under this Lease. The Project includes the land, the buildings, and all other improvements located on the land, and the Common Areas described in Section 6.7 for all three (3) buildings.

        Section 1.5    Lease Term:    Sixty (60) months commencing November 1, 2008 ("Commencement Date"), and ending on sixty (60) months thereafter. (See Section 2.3 for Options to extend this Lease.)

        Section 1.6    Permitted Uses:    (See Article 5) Warehousing and distribution functions, and all legally related uses thereto.

        Section 1.7    [intentionally deleted]

        Section 1.8    Initial Security Deposit:    (See Section 3.3) Twenty-Two Thousand Seven Hundred Fifty-Six Dollars and Ninety-Four Cents ($22,756.94).

        Section 1.9    Rent and Other Charges Payable by Tenant:

        (a)    BASE RENT:    The Base Rent shall be paid as provided in Section 3.1. The Base Rent for the first twelve (12) months of the initial Lease Term shall be Twenty Thousand Two Hundred Nineteen Dollars and Twenty-Five Cents ($20,219.25) per month. The Base Rent shall be increased on the first day of the 13th, 25th, 37th and 49th months of the Lease Term (herein referred to collectively as the "Rental Adjustment Dates" and individually as the "Rental Adjustment Date") pursuant to Section 3.2. The Base Rent under each of the Rental Adjustment Dates specified under the immediately preceding sentence shall be increased a minimum of three percent (3%) and a maximum of six percent (6%) from the applicable Comparison Base Rent.

        (b)    OTHER PERIODIC PAYMENTS:    (i) Real Property Taxes (See Section 4.2); (ii) Utilities (See Section 4.3); (iii) Insurance Premiums (See Section 4.4); (iv) Impounds for Insurance Premiums and Property Taxes (See Section 4.7); (v) Maintenance, Repairs, Common Area Costs and Alterations (See Article 6).

        Section 1.10    Limitations on Tenant's Responsibilities:    See Paragraph 5.3(i) for Tenant not being responsible for pre-existing Hazardous Materials in violation of Environmental Laws, and Article 6 for limitations on Tenant's responsibility for the foundation and structural items.

        Section 1.11    Tenant's Pro Rata Share:    Tenant's "Pro Rata Share" shall mean 19.749 percent (19.749%), subject to Section 6.7.

        Section 1.12    Riders:    The following Riders are attached to and made a part of this Lease and incorporated herein by this reference: Construction Rider.

ARTICLE 2:    LEASE TERM

        Section 2.1    Lease of Property for Lease Term.    Landlord leases the Property to Tenant and Tenant leases the Property from Landlord for the Lease Term. The Lease Term is for the period stated in Section 1.5 above and shall begin and end on the dates specified in Section 1.5 above, unless the beginning or end of the Lease Term is changed under any provision of this Lease. The "Commencement Date" shall be the date specified in Section 1.5 above for the beginning of the Lease Term, unless advanced or delayed under any provision of this Lease.

        Section 2.2    Delay in Commencement.    Landlord shall not be liable to Tenant if Landlord does not deliver possession of the Property or any portion thereof ("Nondelivered Property") to Tenant on the Commencement Date. Landlord's non-delivery of the Property to Tenant on that date shall not affect this Lease or the obligations of Tenant for the other portions of the Property under this Lease except that the Commencement Date on the Nondelivered Property shall be delayed until Landlord delivers possession of such Nondelivered Property to Tenant and the Lease Term for the entire Property (including the Nondelivered Property) shall be extended for a period equal to the delay in delivery of possession of the Nondelivered Property to Tenant, plus the number of days necessary to end the Lease Term on the last day of a month. If delivery of possession of any portion of the Property to Tenant is delayed, Landlord and Tenant shall, upon such delivery, execute an amendment to this Lease setting forth the actual Commencement Date and expiration date of this Lease. Failure to execute such amendment shall not affect the actual Commencement Date and expiration date of this Lease.

        Tenant may occupy and pay rent on Unit A-3 until Unit B-3 is substantially completed for Tenant to occupy. Upon the Landlord's substantial completion of Unit B-3, the Tenant will immediately vacate Unit A-3 and leave Unit A-3 in the condition required under the Old Lease, and will move into Unit B-3 and occupy Unit B-3 under this Lease. See Section 2.4 for the terms of Tenant's early occupancy of Unit B-3. If Landlord is not able to deliver Unit B-3 to the Tenant in substantially completed condition on or before November 1, 2008, then the Tenant or the Landlord may elect to terminate this Lease by providing written notice to the other person on or before November 20, 2008.

        Section 2.3    Option to Extend.

        (a)    Exercise.    Landlord hereby grants to Tenant one (1) option (referred to herein as "Option") to renew and extend the term of this Lease for a term of five (5) years for such Option (such five-year term for an Option is referred to herein as the "Option Term"). The Option must be exercised by written notice ("Option Notice") received by Landlord no later than that date which is six (6) months prior to the expiration of the Lease Term. Furthermore, the Option shall not be deemed to be properly exercised if Tenant is prohibited from exercising the Option pursuant to subparagraphs (i) or (ii), below. If the Option is not properly exercised within the Option Notice period in the manner prescribed herein, it shall expire and be of no further force and effect. Time is of the essence. Tenant may not revoke the election of an Option once Tenant makes an election to exercise such Option. Provided that Tenant has properly exercised an Option, the term of the Lease shall be extended for the Option Term, and all terms, covenants and conditions of the Lease shall remain unmodified and in full force and effect, except that the Base Rent shall be modified as set forth in Paragraphs 2.3(b), (c) and (d), below.

          (i)    If Tenant is in default under any provision of this Lease, then Tenant may not exercise the Option; provided however if Tenant's default is due to the fact that Tenant has failed to pay a monetary amount due under the Lease, then the Option may not be exercised until such monetary amount is paid before the Option Notice period expires, and if such default is the result of Tenant's failure to perform a non-monetary obligation and Tenant has received written notice of such default, then Tenant may only exercise the Option if Tenant properly cures such non-monetary default within the stated cure period before the Option Notice period expires. The period of time within which the Option may be exercised shall not be extended or enlarged by reason of Tenant's inability to exercise such Option because of Tenant's default.

          (ii)   The Option granted to Tenant in this Lease is personal to Tenant and may not be exercised or assigned, voluntarily or involuntarily, by or to any person or entity other than the named Tenant in Article One of this Lease; provided, however, that this Option right along with the Lease may be assigned to a consented to or permitted assignee or sublessee under Article 9 of the Lease. The Tenant shall remain liable for the performance of all of the Lease terms and obligations during the Option Term. The Option herein granted to Tenant is not assignable to any person separate and apart from this Lease.

        (b)    Base Rent.    The Base Rent payable for the first twelve (12) months of each Option Term shall be the Fair Rental Value (as determined under Paragraph 2.3(c)).

        (c)    Fair Rental Value.    For purposes of this Section 2.3, the term "Fair Rental Value" shall mean the Fair Rental Value based upon a per square foot basis and shall be determined as follows: After Landlord's receipt of Tenant's election to exercise the Option, but not before that date which is six (6) months prior to the expiration of the then current Lease term, Landlord shall determine the Fair Rental Value and provide written notice of such amount to Tenant. Tenant shall have fifteen (15) days (the "Tenant Review Period") after receipt of Landlord's notice of the Fair Rental Value within which to accept such Fair Rental Value amount or to reasonably object thereto in writing. In the event that Tenant objects in writing to Landlord within the Tenant Review Period of Landlord's determination, then Landlord and Tenant shall attempt to agree upon such Fair Rental Value. The failure of Tenant to so notify Landlord in writing of Tenant's objection of Landlord's determined Fair Rental Value amount within the Tenant Review Period shall conclusively be deemed Tenant's acceptance of the Fair Rental Value determined by Landlord. If Landlord and Tenant fail to reach agreement of the Fair Rental Value within ten (10) days of the end of Tenant's Review Period, then each party shall place in a separate sealed envelope its final proposed determination as to the Fair Rental Value (which determination may be different than such party's original determination), and such determination shall be submitted to a Qualified Appraiser for determination. Landlord shall deliver to Tenant after the end of Tenant's Review Period and receipt of Tenant's written objection to Landlord's determination of Fair Rental Value, a list of three (3) Qualified Appraisers, and Tenant shall choose one (1) of such Qualified Appraisers from such list within five (5) days of Landlord's delivery to Tenant of such list. If Tenant so fails to choose a Qualified Appraiser within five (5) days of delivery of such list to Tenant, then Landlord may choose such Qualified Appraiser from such list. The Qualified Appraiser's determination shall be limited solely to the issue of whether Landlord's or Tenant's submitted Fair Rental Value per square foot for the Property is the closest to the actual prevailing Fair Rental Value per square foot, using the criteria described herein (in which case Landlord's or Tenant's determination of the Fair Rental Value chosen by the Qualified Appraiser shall be the Fair Rental Value). Such Qualified Appraiser shall within thirty (30) days of appointment reach a decision and shall notify Landlord and Tenant of such determination and such determination shall be final.

          (i)    The term "Qualified Appraiser" for purposes of this Paragraph 2.3(c) shall mean an independent professional real estate appraiser who has no preexisting or ongoing relationship with Landlord and who is a Member of the Appraisal Institute (sometimes known as an "MAI" appraiser) who shall have been active over the five (5) preceding years ending on the date of such appointment in the appraisal of similar properties within a ten (10) mile radius of the subject Property. The cost of the Qualified Appraiser shall be paid equally by Landlord and Tenant. If at the time of the appointment of a Qualified Appraiser, the designation "MAI" is no longer utilized, then a qualification for appraisers most nearly equivalent to an MAI appraiser shall be utilized.

          (ii)   The criteria by which the Qualified Appraiser, and the Landlord's and Tenant's determination, of Fair Rental Value per month shall be as follows:.

            (a)   Only available comparable office/distribution building rentals closest to the date that such Option term is to commence of equal quality to the Property within a five (5) mile radius of the Property shall be used. Comparable properties shall be compared on a rentable square footage basis.

            (b)   Only buildings in a planned business development of at least the same quality as the business development in which the subject Property is located shall be used.

            (c)   The appraiser in calculating comparable property rentals shall only consider a tenant improvement allowance, if any, given to the tenant of such comparable property as to that portion of such tenant improvement allowance for "cosmetic items." Any such permitted cosmetic items of such tenant improvement allowance shall be amortized without interest over the entire lease term of the comparable property. "Cosmetic items" shall solely mean the cost of interior wall painting and interior floor coverings, and shall specifically exclude any costs associated with moving walls, demolition, structural, new partition construction, new office areas, woodworking, plumbing, lighting, electrical, heating, ventilating and air conditioning, or mechanical systems.

        (d)    Increase.    The monthly Base Rent payable for the first (1st) month through the twelfth (12th) month of the Option Term shall be the new monthly Base Rent for the Option Term as determined under Paragraphs 2.3(b) and (c), above. Such Base Rent shall be increased on the 13th, 25th, 37th and 49th month of the Option Term ("Rental Adjustment Date(s)") as provided in Section 3.2; provided, however, that such rent increase on each Rental Adjustment Date shall be a minimum of three percent (3%) and a maximum of six percent (6%) from the Comparison Base Rent.

        Section 2.4    Early Occupancy of Unit B-3.    Tenant is currently occupying Unit A-3 in the Project under the terms of the Old Lease. If the Landlord is able to complete the tenant improvements for Unit B-3, then the Tenant shall vacate Unit A-3 (and in which event the Old Lease shall terminate on such date of vacation) and the Tenant shall simultaneously occupy Unit B-3, which occupancy of Unit B-3 prior to the Commencement Date is referred to herein as the "Early Occupancy Period". During such Early Occupancy Period, Tenant's lease of Unit B-3 shall be subject to all of the terms and provisions of this Lease, with the Tenant paying a Base Rent for Unit B-3 during such Early Occupancy Period of Five Thousand Seven Hundred and Sixty-Three Dollars ($5,763) per month (or a partial portion thereof for any fractional month), plus taxes, insurance premiums and Common Area Cost (based upon Unit B-3's share which is 5.629%). Such early occupancy of Unit B-3 shall not advance the expiration date of this Lease. Tenant shall pay all other charges specified in this Lease for Unit B-3 for such Early Occupancy Period. The parties to this Lease hope that the Early Occupancy Period for Unit B-3 would commence on or about July 12, 2008, but the parties recognize that it is possible that there may be no Early Occupancy Period for Unit B-3 such as because the current tenant of Unit B-3 is late in vacating same or for other reasons beyond the Landlord's control. See Section 2.2 for other provisions regarding Unit B-3.

        Section 2.5    Holding Over.    Tenant shall vacate the Property upon the expiration or earlier termination of this Lease. Tenant shall reimburse Landlord for and indemnify Landlord against all damages which Landlord incurs from Tenant's delay in vacating the Property. If Tenant does not vacate the Property upon the expiration or earlier termination of this Lease and Landlord thereafter accepts rent from Tenant, Tenant's occupancy of the Property shall be a "month-to-month" tenancy, subject to all of the terms of this Lease applicable to a month-to-month tenancy, except that the Base Rent then in effect shall be increased by fifty percent (50%).

        Section 2.6    Right of Termination of Lease.    The Tenant may elect to have this Lease terminate on October 31, 2009 ("Termination Date"), by the Tenant delivering to the Landlord on or before April 30, 2009 ("Termination Notice Date") a written signed notice that the Tenant elects to terminate the lease on the Termination Date. In the event that the Tenant timely provides to the Landlord such Termination Notice, then the Lease shall terminate on the Termination Date and the Tenant shall owe all amounts of Base Rent, property taxes, insurance premiums and other amounts due under this Lease through such Termination Date, with no additional penalties. Time is of the essence in Tenant providing to Landlord such Termination Notice, and if Tenant fails to deliver such timely Termination Notice to Landlord for any reason, then this Lease shall not terminate and shall continue under its provisions. The Tenant may not deliver such Termination Notice to Landlord if the Tenant is then in default under the terms of this Lease unless the Tenant cures such default within the applicable notice and cure period for such default prior to the Termination Notice Date. The Tenant's rights to terminate the Lease under this Section 2.6 may not be assigned to any other person and may solely be exercised by the named Tenant under Section 1.3. Such right of termination hereunder shall only apply to the entire Property and this Lease, and may not be applied solely to a portion thereof.

ARTICLE 3:    BASE RENT

        Section 3.1    Time and Manner of Payment.    Upon execution of this Lease, Tenant shall pay Landlord the Base Rent in the amount stated in Paragraph 1.9(a), above, for the first full month of the Lease Term. Tenant, prior to occupancy of the Property, shall pay Landlord any Base Rent for any fractional month. On the first day of the second full month of the Lease Term and each month thereafter, Tenant shall pay Landlord the Base Rent, in advance, without offset, deduction or prior demand. The Base Rent shall be payable at Landlord's address or at such other place as Landlord may designate in writing. All Base Rent shall be due and timely paid whether or not Landlord sends a bill or invoice to Tenant. Landlord may require that all Base Rent and other amounts due and owing to Landlord under this Lease be paid to Landlord by wire transfer, and Tenant shall comply with such requests.

        Section 3.2    Cost of Living Increases.    The Base Rent shall be increased on each date (the "Rental Adjustment Date") stated in Paragraphs 1.9(a) and 2.3(d), above, in accordance with the increase in the United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index for All Urban Consumers (all items for the geographical Statistical Area in which the Property is located on the basis of 1982-1984 = 100) (the "Index") as follows:

        (a)    Calculation.    The Base Rent (the "Comparison Base Rent") in effect immediately before each Rental Adjustment Date shall be increased on an annual cumulative and annual compounded basis for each twelve (12) month period (and any fractions thereof) by the amount of the increase (but not decrease) in the Index during each such twelve (12) month (and any fractional periods) from the date the Comparison Base Rent began (the "Comparison Date") through the month in which the applicable Rental Adjustment Date occurs. The Base Rent shall not be reduced by reason of such computation or if the Index declines in any twelve (12) month (or fractional) period. Landlord shall notify Tenant of each Rental Adjustment Date increase by a written statement which shall include the Index for the applicable Comparison Date, the percentage increases between Indices, the minimum and maximum percentage amounts (if any), and the new Base Rent. Any increase in the Base Rent provided for in this paragraph shall then be subject to any minimum or maximum increase, provided for in Paragraph 1.9(a) or 2.3(d), as the case may be.

        (b)    Payment.    Tenant shall pay the new Base Rent from the applicable Rental Adjustment Date until another new Base Rent is calculated for the next Rental Adjustment Date. Landlord's notice may be given after the applicable Rental Adjustment Date of the increase, and Tenant shall pay Landlord the accrued rental adjustment for the months elapsed between the effective date of the increase and Landlord's notice of such increase within ten (10) days after Landlord's notice. If the format or components of the Index are materially changed after the Commencement Date, Landlord shall substitute an index which is published by the Bureau of Labor Statistics or similar agency and which is most nearly equivalent to the Index in effect on the Commencement Date. The substitute index shall be used to calculate the increase in the Base Rent unless Tenant objects to such index in writing within fifteen (15) days after receipt of Landlord's notice. If Tenant objects, Landlord and Tenant shall submit the selection of the substitute index for binding arbitration in accordance with the rules and regulations of the American Arbitration Association at its office closest to Landlord's then principal place of business. The costs of arbitration shall be borne equally by Landlord and Tenant.

        Section 3.3    Security Deposit; Increases.

        (a)    Payment.    Upon the execution of this Lease, Tenant shall deposit with Landlord a cash Security Deposit in the amount set forth in Section 1.8 above. Landlord may apply all or part of the Security Deposit to any unpaid rent or other charges due from Tenant or to cure any other defaults of Tenant (and to pay for any obligations or expenses of Tenant under Article 6). If Landlord uses any part of the Security Deposit, Tenant shall restore the Security Deposit to its full amount within ten (10) days after Landlord's written request. Tenant's failure to do so shall be a material default under this Lease. No interest shall be paid on the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts and no trust relationship is created with respect to the Security Deposit. Tenant hereby waives the provisions of California Civil Code Section 1950.7.

        Section 3.4    Termination; Advance Payments.    Within sixty (60) days after termination of this Lease under Article 7 (Damage or Destruction), Article 8 (Condemnation) or any other termination not resulting from Tenant's default, and after Tenant has vacated the Property in the manner required by this Lease, provided that Tenant is not then in default, Landlord shall refund or credit to Tenant the unused portion of the Security Deposit. If the Tenant is then in default under the Lease, if the Tenant should cure such default within the applicable cure period under the Lease, then the Landlord upon such cure of such default shall refund to the Tenant the unused portion of the Security Deposit.

ARTICLE 4:    OTHER CHARGES PAYABLE BY TENANT

        Section 4.1    Additional Rent.    All charges payable by Tenant other than Base Rent are called "Additional Rent." Unless this Lease provides otherwise, Tenant shall pay all Additional Rent then due with the next monthly installment of Base Rent. The term "rent" shall mean Base Rent and Additional Rent.

        Section 4.2    Property Taxes.

        (a)    Real Property Taxes.    Tenant shall pay all real property taxes on the Property (including any fees, taxes or assessments against, or as a result of, any tenant improvements existing on the Property or installed on the Property by or for the benefit of Tenant) for periods during the Lease Term (even if the property tax bill or supplemental bill is issued after the Lease Term). Landlord shall bill Tenant for such real property taxes due, and Tenant shall pay Landlord such taxes within fifteen (15) days of Landlord's delivery of request for payment. Landlord may bill Tenant for such taxes prior to Landlord's payment of such taxes to the governmental agency, and Landlord may bill Tenant for such taxes pursuant to Section 6.7. If Tenant does not pay over any such amount(s) to Landlord within fifteen (15) days of Landlord's delivery of request for payment to Tenant, then Tenant shall be required to pay such amount(s) to Landlord with Tenant's next rental installment, together with interest from the date of Landlord's payment of such taxes, at the interest rate provided in Section 4.6. If Tenant fails to pay such amount(s) to Landlord by the due date of Tenant's next Base Rent installment following the expiration of such fifteen (15) day period, then such amount(s) shall be treated as a failure of Tenant to pay Landlord a monetary amount due under the terms of this Lease, and Tenant shall be deemed to be in default under this Lease.

        (b)    Definition of "Real Property Tax."    "Real property tax" or "real property taxes" means (i) any fee, license fee, license tax, business license fee, commercial rental tax, levy, charge, assessment, penalty or tax imposed by any taxing authority against the Property; (ii) any tax, fee, license fee, license tax, business license fee, commercial rental tax, levy, charge, assessment or penalty on the Landlord's right to receive, or the receipt of, rent or income from the Property or against Landlord's business of leasing the Property; (iii) any tax, assessment or charge for fire protection, streets, sidewalks, road maintenance, landscaping, refuse or other services provided to the Property by any governmental agency; (iv) any tax imposed upon this transaction or based upon a reassessment of the Property due to a change in law, a change of ownership, as defined by applicable law, or other transfer of all or part of Landlord's or any other person's interest in the Property; and (v) change in the property tax laws and any charge or fee replacing any tax previously included within the definition of real property tax. "Real property tax" does not, however, include Landlord's federal or state income, franchise, inheritance or estate taxes.

        (c)    Pro Rata Share of Real Property Tax.    Landlord shall, at Landlord's reasonable discretion, determine Tenant's share of the real property taxes for the Property under Paragraph 4.2(a) based upon the square footage of the Property and upon the amount of improvements contained in the Property. Tenant understands that the Property is part of a Project and may not be separately assessed by the applicable governmental agency, and Tenant understands that Landlord is determining the amount of Tenant's real property taxes based upon the information reasonably available to Landlord. Landlord may, in Landlord's reasonable discretion, base Tenant's share of the real property taxes for the Property upon the real property taxes for the entire Project multiplied times Tenant's Pro Rata Share. Subject to Sections 4.7 and 6.7, Tenant shall pay such share of real property taxes to Landlord within fifteen (15) days after receipt of Landlord's written statement.

        (d)    Personal Property Taxes.

          (i)    Tenant shall timely pay all taxes charged against trade fixtures, furnishings, equipment or any other personal property belonging to Tenant. Tenant shall use its commercially reasonable efforts to have personal property taxed separately from the Property.

          (ii)   If any of Tenant's personal property is taxed with the Property, Tenant shall pay Landlord the taxes for the personal property within fifteen (15) days after Tenant receives a written statement from Landlord for such personal property taxes.

        Section 4.3    Utilities and Janitorial Services.    Tenant shall pay, directly to the appropriate supplier, the cost of all natural gas, heat, light, power, sewer service, telephone, water, refuse disposal, and other utilities and services supplied to the Property. However, if any services or utilities are jointly metered with other property, Landlord shall make a reasonable determination of Tenant's proportionate share of the cost of such utilities and services and Tenant shall pay such share to Landlord within fifteen (15) days after receipt of Landlord's written statement. Landlord shall not be liable in any way to Tenant for any failure, defect or interruption of, or change in the supply, character and/or quantity of utility service furnished to the Property for any reason. There shall not be any allowance to Tenant for a diminution of rental value, nor shall the same constitute an actual or constructive eviction of Tenant, in whole or in part, nor relieve Tenant from any of Tenant's Lease obligations, and no liabilities shall arise on the part of Landlord by reason of inconvenience, annoyance or injury to Tenant's business if there is an interruption of, or change in the supply, character and/or quantity of, any utility. Tenant shall obtain at Tenant's cost and timely pay all amounts for regular janitorial service and waste removal services for the Property (but Landlord may have waste removal service as part of the Common Area Costs).

        Section 4.4    Insurance Policies.

        (a)    Liability Insurance.    During the Lease Term, Tenant shall maintain and pay all premiums thereon for a policy of commercial general liability insurance (sometimes known as broad form comprehensive general insurance) insuring Tenant against liability for bodily injury, property damage (including loss of use of property) and personal injury arising out of the operation, use or occupancy of the Property. Tenant shall name Landlord as an additional insured under such policy and shall obtain the appropriate endorsement to such policy showing Landlord as an additional insured. The initial amount of such insurance shall be at least Two Million Dollars ($2,000,000) per occurrence and shall be subject to periodic increase based upon inflation, increased liability awards, recommendation of Landlord's professional insurance advisers and other relevant factors. The liability insurance obtained by Tenant under this Paragraph 4.4(a) shall: (i) be primary and non-contributing; (ii) contain cross-liability endorsements; and (iii) insure Landlord against Tenant's performance under Section 5.6, if the matters giving rise to the indemnity under Section 5.6 result from the acts or negligence of Tenant. The amount and coverage of such insurance shall not limit Tenant's liability nor relieve Tenant of any other obligation under this Lease. Landlord may also obtain comprehensive public liability insurance in an amount and with coverage determined by Landlord insuring Landlord against liability arising out of the ownership, operation, use or occupancy of the Property. The policy obtained by Landlord shall not be contributory and shall not provide primary insurance.

        (b)    Property and Rental Income Insurance.    During the Lease Term, Landlord shall maintain (at Tenant's cost) policies of insurance covering loss of or damage to the Property (including tenant improvements constructed under any construction rider to this Lease which are attached to and become part of the Property) in the full amount of its replacement value. The deductible amount under such policies shall be an amount acceptable to, and determined by, Landlord. Such policy shall provide protection against perils included within the classification of fire, extended coverage, vandalism, malicious mischief, special extended perils (all risk), and any other perils which Landlord deems reasonably necessary. Landlord shall have the right (but no requirement) to obtain (at Tenant's cost)

flood or earthquake insurance if required by any lender holding a security interest in the Property or if the premium cost of such insurance is commercially reasonable as determined by Landlord. Tenant shall obtain and pay for insurance for Tenant's equipment, inventory, furniture, fixtures and other assets which Tenant owns or Tenant holds for others on the Property, and are placed, used, held or installed by Tenant on the Property. During the Lease Term, Landlord shall also obtain (at Tenant's cost) a rental income insurance policy, with loss payable to Landlord, in an amount equal to twelve (12) months' Base Rent, plus estimated real property taxes and insurance premiums. Tenant shall be liable for the payment of any deductible amount under Landlord's or Tenant's insurance policies maintained by Landlord or Tenant pursuant to this Section 4.4; provided, however, that Tenant shall not be liable for the payment of any deductable amount over Fifty Thousand Dollars ($50,000) under a policy of earthquake insurance. Tenant shall not do or permit anything to be done which invalidates any such insurance policies. All property insurance and rental income insurance shall provide for all payments of proceeds to be made to Landlord, and Landlord shall be the loss payee (and/or lender(s) designated by Landlord). Currently, the Landlord has a deductable amount of $5,000 for the Property casualty insurance. If the Landlord should change this deductable amount in the future, then the Landlord shall provide written notice of such change to the Tenant.

        (c)    Payment of Premiums.    Subject to Sections 4.7 and 6.7, Tenant shall pay all premiums for the insurance policies described in Paragraphs 4.4(a) and (b) (whether such insurance is obtained by Landlord or Tenant) within fifteen (15) days after Tenant's receipt of the amount due prepared by Landlord or the insurance company. Before the Commencement Date, Tenant shall deliver to Landlord a copy of any policy of insurance which Tenant is required to maintain under this Section 4.4. At least thirty (30) days prior to the expiration of any such policy, Tenant shall deliver to Landlord a renewal of such policy. As an alternative to providing a policy of insurance, Tenant shall have the right to provide Landlord a certificate of insurance, executed by an authorized officer of the insurance company, showing that the insurance which Tenant is required to maintain under this Section 4.4 is in full force and effect and containing such other information which Landlord reasonably requires (but Landlord shall from time to time have the right to require Tenant to furnish Landlord with a copy of such insurance policy).

        (d)    Tenant's Share of Insurance Premiums.    Landlord shall pay the premiums on insurance policies covering the Property and other properties in the Project as to those insurance policies described under Paragraph 4.4(b) required to be obtained (or elected to be obtained) by Landlord. Landlord shall reasonably determine Tenant's share of the insurance premiums to be paid by Tenant based upon the square footage of the Property, and based upon the amount of improvements contained in the Property and other properties in the Project. Notwithstanding the immediately preceding sentence, Landlord may, in Landlord's reasonable discretion, determine Tenant's share of such insurance premiums hereunder by using the insurance premiums of the entire Project multiplied times Tenant's Pro Rata Share. Subject to Sections 4.7 and 6.7, such amount shall be paid by Tenant to Landlord within fifteen (15) days after Tenant's receipt of a copy of the bill from Landlord (regardless of whether the Landlord has paid the insurance company at that time), and if Tenant fails to pay such amount within such time period, then same shall be treated as a failure of Tenant to pay a monetary amount under the terms of this Lease.

        (e)    General Insurance Provisions.

          (i)    Any insurance which Tenant is required to maintain under this Lease shall include a provision which requires the insurance carrier to give Landlord not less than thirty (30) days' written notice prior to any cancellation or modification of such coverage.

          (ii)   If Tenant fails to deliver any policy, certificate or renewal to Landlord required under this Lease within the prescribed time period or if any such policy is canceled or modified during the Lease Term without Landlord's consent, or if Tenant fails to pay premiums for any insurance policy, Landlord, as one of Landlord's remedies, may obtain such insurance (or pay premiums on an existing insurance policy), in which case Tenant shall reimburse Landlord for the cost of such insurance and premiums within fifteen (15) days after receipt of a statement that indicates the cost of such insurance and premiums. Prior to the Landlord purchasing an insurance policy under the immediately preceding sentence which the Tenant is required to maintain under this Lease, Landlord shall give to the Tenant ten (10) days prior written notice before the Landlord purchases such insurance policy.

          (iii)  Tenant shall maintain all insurance required to be maintained by Tenant under this Lease with companies holding a "General Policy Rating" of A-12 or better, as set forth in the most current issue of "Best Key Rating Guide." Tenant acknowledges that the insurance described in this Section 4.4 is for the primary benefit of Landlord. Landlord makes no representation as to the adequacy of any insurance (whether such insurance policy is maintained by Landlord or Tenant) to protect Landlord's or Tenant's interests of or in the Property. Tenant agrees that Landlord is not responsible for the performance of, nor is Landlord guaranteeing the performance of, payment by or financial viability of, any insurance company (whether insuring the Property or insuring any person for any liability). Therefore, Tenant shall obtain any such additional property or liability insurance which Tenant deems necessary to protect Landlord and Tenant.

          (iv)  Unless prohibited under any applicable insurance policies maintained, Tenant hereby waives any and all rights of recovery against Landlord, or against the officers, partners, employees, agents or representatives of Landlord, for loss of or damage to Tenant's property or the property of others under Tenant's control, to the extent such loss or damage is actually reimbursed to Tenant from any proceeds from an insurance policy in force (whether or not described in this Lease) at the time of such loss or damage. Unless prohibited under any applicable insurance policy maintained, Landlord hereby waives any and all rights of recovery against Tenant, or against the officers, partners, employees, agents or representatives of Tenant, for loss of or damage to Landlord's property or the property of others under Landlord's control, to the extent such loss or damage is actually reimbursed to Landlord from any proceeds of an insurance policy for which Tenant pays the premium cost or any portion thereof which is maintained under this Section 4.4 at the time of such loss or damage. Upon obtaining the required policies of insurance, Landlord and Tenant shall give notice to the insurance carriers of this mutual waiver of subrogation.

          (v)   Landlord may obtain a blanket insurance policy or policies for property and rental income insurance (or a separate blanket policy for any insurance risk) for the Property under Paragraph 4.4(b) and any other properties. if Tenant's use of the Property creates an extraordinary risk or increased premium, or if Tenant and/or the Property have a substantial amount of improvements (as determined by Landlord) so that the cost of the insurance premiums for any of the insurance required to be maintained under Paragraph 4.4(b) for the Project increases, then the Tenant shall be solely responsible for paying for such amount of increased premium.

        Section 4.5    Late Charges.    Tenant's failure to pay rent promptly may cause Landlord to incur unanticipated costs. The exact amount of such costs are impractical or extremely difficult to ascertain. Such costs may include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord by any ground lease, mortgage or trust deed encumbering the Property. Therefore, if Landlord does not receive any rent payment within seven (7) days after it becomes due ("Late Charge Due Date"), Tenant shall immediately pay Landlord a late charge equal to ten percent (10%) of the overdue amount. The parties agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of such late payment. Tenant shall pay such late charge to Landlord immediately after the Late Charge Due Date, and if Tenant fails to so pay such amount to Landlord, then such nonpayment shall be considered a monetary default by Tenant and a failure by Tenant to pay rent under this Lease, and Tenant shall pay interest to Landlord on such unpaid late charge amount pursuant to Section 4.6, below (but not greater than the maximum amount permitted by law on such late charge and only to the extent permitted by law) from the Late Charge Due Date.

        Section 4.6    Interest on Past Due Obligations.    Any amount owed by Tenant to Landlord under this Lease which is not paid within seven (7) days after the date due shall bear interest at the rate of ten percent (10%) per annum from the due date of such amount (but not greater than the maximum interest rate permitted by law). The payment of interest on such amounts shall not excuse or cure any default by Tenant under this Lease. If the interest rate specified in this Lease is higher than the rate permitted by law, the interest rate is hereby decreased to the maximum legal interest rate permitted by law.

        Section 4.7    Impounds for Insurance Premiums and Real Property Taxes.    If requested by any ground lessor or lender to whom Landlord has granted a security interest in the Property, or if Tenant is more than ten (10) business days late in the payment of rent more than once in any consecutive twelve (12) month period, Tenant shall pay Landlord a sum equal to one- twelfth (1/12) of the annual real property taxes and insurance premiums payable by Tenant under this Lease, together with each payment of Base Rent. Landlord shall hold such payments in a non- interest bearing impound account. If unknown, Landlord shall reasonably estimate the amount of real property taxes and insurance premiums when due. Tenant shall pay any deficiency of funds in the impound account to Landlord upon written request. If Tenant defaults under this Lease, Landlord may apply any funds in the impound account to any obligation then due under this Lease.

ARTICLE 5:    USE OF PROPERTY

        Section 5.1    Permitted Uses.    Tenant may use the Property only for the Permitted Uses set forth in Section 1.6, above.

        Section 5.2    Manner of Use.    Tenant shall not cause or permit the Property to be used in any way which constitutes a violation of any law, ordinance, or governmental regulation or order, or which annoys or interferes with the rights of any other tenants of Landlord or other parts of the Project, or which constitutes a nuisance or waste. Tenant may not place any equipment or items on the roof without Landlord's written permission. Tenant shall not have any access to the roof area of the Project, shall not go onto the roof of the Project, and shall prohibit Tenant's employees, customers and invitees from going onto the roof area of the Project. Tenant shall not keep any live animals (other than service animals) inside or outside of the Property or Project, nor shall Tenant leave food either inside or outside of the Property or Project which would attract animals to the Property or Project. Subject to any specific requirements in the Construction Rider for Landlord to obtain specific permits, Tenant shall obtain and pay for all permits required for Tenant's occupancy of the Property and shall promptly take all actions necessary to comply with all applicable statutes, ordinances, rules, covenants, conditional use permits, conditions and restrictions, regulations, orders and requirements regulating the use by Tenant of the Property, including the Occupational Safety and Health Act and the California Occupational Safety and Health Act, and regulations and rules thereunder.

        Section 5.3    Hazardous Materials.

        (a)    Definitions.    As used in this Section 5.3, the following definitions shall apply:

          (i)    "Environmental Laws" shall mean all federal, state and local laws, ordinances, rules and regulations now or hereafter in force, as amended from time to time, in any way relating to or regulating human health or safety, or industrial hygiene or environmental conditions, or protection of the environment, or pollution, or contamination of the air, soil, surface water or ground water, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act, the Clean Water Act, the Hazardous Substance Account Act, California Health and Safety Code provisions, the California

  Hazardous Waste Control Law, the California Medical Waste Management Act, and the California Porter-Cologne Water Quality Control Act.

          (ii)   "Hazardous Material" shall mean any substance or material that is described as a toxic or hazardous substance, waste or material, or a pollutant or contaminant, or words of similar import, in any of the Environmental Laws, and includes asbestos, petroleum (including crude oil or any fraction thereof, machine or other oils, natural gas, natural gas liquids, liquified natural gas, or synthetic gas useable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter, medical waste, and chemicals which may cause cancer or reproductive toxicity.

          (iii)  "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, including but not limited to the continuing migration of Hazardous Material into or through soil, surface water, or ground water.

          (iv)  For purposes of this Section 5.3, the activities, acts, use, production, processing, manufacturing, generation, treatment, handling, storage and Release by "Tenant" shall mean those of Tenant, Tenant's employees, partners, members, contractors, sublessees, customers, licensees, guests and/or invitees. For purposes of this Section 5.3, the activities, acts, use, production, processing, manufacturing, generation, treatment, handling, storage and Release by "Landlord" shall mean those of Landlord, Landlord's employees, partners, members and contractors.

        (b)    Covenant on Use of Property.    Tenant shall not use, produce, process, manufacture, generate, treat, handle, store or dispose of any Hazardous Material in, on or under the Property or Project, or use the Property or Project for any such purposes, or Release any Hazardous Material into any air, soil, surface water or ground water at, on or about the Property or Project, or permit any person using or occupying the Property or Project or any part thereof to do any of the foregoing, which are in violation of any Environmental Laws. Tenant assumes the risk that Environmental Laws may change in the future. Tenant shall comply, and shall cause all persons using the Property or any part thereof to comply with all Environmental Laws applicable to the Property, or the use or occupancy thereof, or any operations or activities therein or thereon. Tenant shall obtain all permits, licenses and approvals required by all applicable Environmental Laws for the use and occupancy of, and all operations and activities in the Property, comply fully with all such permits, licenses and approvals, and keep all such permits, licenses and approvals in full force and effect. Landlord's consent in allowing Tenant to permit or engage in any activity relating to Hazardous Material shall not be construed to mean Landlord in any way approves of the manner in which the Tenant is engaging in such activities, or that Landlord has determined that such activity or manner of activity is safe.

        (c)    No Storage Tanks Below Ground.    Tenant shall not install or use any storage tanks on the Property below ground. In no event shall Landlord be required to consent to the installation or use of any storage tanks below ground on the Property.

        (d)    Presence of Hazardous Material on Property.    Subject to Tenant not being responsible for pre-existing Hazardous Materials under Paragraph 5.3(i), below, in the event that any Hazardous Material is present or Released, or there is a threatened Release of Hazardous Material on or under the Property which has violated or which may violate an Environmental Law (or any nearby property which can migrate into or onto the Property), or that any violation of any Environmental Laws may have occurred at the Property, Tenant shall immediately give notice to Landlord thereof. Additionally, Tenant shall immediately furnish to Landlord copies of all written communications received by Tenant from any person or given by Tenant to any person concerning any past or present Release or threatened Release of Hazardous Material in, on or under the Property (or any nearby property which could migrate to the Property), or any past or present violation of any Environmental Laws which may affect the Property. Landlord shall have the right, but not the obligation, to obtain from Tenant, at any time, any additional information regarding Hazardous Material generated, produced, brought onto, used, stored, treated or disposed of by Tenant or any other person on or above the Property, and/or activities relating thereto, on or about the Property. Tenant shall immediately comply with Landlord's requests.

        (e)    Landlord's Right to Inspect and Audit.    Landlord shall have the right, but not the obligation, to enter the Property to investigate at reasonable times (except in the case of an emergency Landlord may enter at any time) upon reasonable prior notice to Tenant the presence of Hazardous Material, and the compliance with Environmental Laws, and to take all actions reasonably necessary to remediate any threat or breach of any Environmental Laws or from any Release of Hazardous Material on or about the Property. If Tenant violates any of the provisions of this Section 5.3, Landlord may require Tenant, at Tenant's sole expense, to have an environmental audit (which may, in Landlord's determination, include a Phase I and/or a Phase II environmental report) or other appropriate investigation of the Property conducted by a third party reasonably satisfactory to Landlord and reasonably approved by Landlord regarding the presence of Hazardous Material and compliance with Environmental Laws. Tenant acknowledges that any such inspections or reports undertaken by Tenant and Landlord are solely for the protection of Landlord, and agrees that Landlord has no duty to Tenant with respect to Hazardous Material or Environmental Laws as a result of any such inspections or reports.

        (f)    Remediation Work.    If any Release or threatened Release of Hazardous Material in, on or under the Property exists or occurs by any person other than Landlord during the term of this Lease or by Tenant at any time as to the Property or the Project, Tenant shall immediately give notice of the condition to Landlord, and Tenant shall promptly clean up and remove all Hazardous Material (and in no event may Tenant leave any Hazardous Material on or under the Property) and restore the Property (or Project, as the case may be) to the same condition as such Property (or Project as the case may be) was prior to such Release of Hazardous Materials, and additionally, shall restore and cause the Property (or the Project as the case may be) to be in compliance with all Environmental Laws which relate to the Release of the subject Hazardous Materials (the "Remediation Work"). Tenant shall comply with the orders and directives of all persons having jurisdiction over the Property or the Remediation Work. Landlord may review any plans and specifications for the Remediation Work before such Remediation Work is performed. Any such plans or specifications shall be prepared by a qualified, licensed engineer or contractor, which Landlord shall have the right to approve, and shall comply with all applicable Environmental Laws, and all other laws, ordinances, rules and regulations. Tenant shall be responsible at Tenant's sole expense to obtain all permits, licenses and approvals for the Remediation Work and to complete the Remediation Work diligently and in a timely manner. Tenant shall pay for all Remediation Work, including the cost of plans, utilities, permits, fees, taxes and insurance premiums in connection therewith. Tenant shall furnish to Landlord promptly upon receipt, copies of all reports, studies, analysis, investigations, contracts, correspondence, claims, complaints, pleadings and other information and communications received or prepared by Tenant at any time in connection with any Remediation Work.

        (g)    Right to Participate by Landlord.    Landlord shall have the right, but not the obligation, to participate in any action or proceeding relating to any past or present Release or threatened Release of any Hazardous Material in, on or under the Property or Project, or any past or present violation of any Environmental Laws at the Property, or the necessity for or adequacy of any Remediation Work. Tenant shall provide immediate notice upon receipt to Landlord and allow Landlord to participate in any negotiations or discussions with any federal, state or local governmental agency, including environmental, occupational or public health and safety agencies with regard to Hazardous Material or any Environmental Laws, including all settlement or discussions regarding abatement or Remediation Work.

        (h)    Indemnification by Tenant.    Tenant shall indemnify, reimburse, defend and hold harmless Landlord (and its employees, partners, members, managers, agents, affiliates, successors, lenders and representatives) against all claims, demands, liabilities, losses, damages, costs and expenses in any way arising from, relating to, or connected with: (i) the existence, location, nature, use, generation, manufacture, storage, disposal, handling, or Release or threatened Release of any Hazardous Material in, on or under the Property by any person other than Landlord during the term of this Lease, or by Tenant at any time as to the Property or the Project; (ii) any violation of Environmental Laws at the Property by any person other than Landlord during the term of this Lease, or by Tenant at any time as to the Property or the Project; (iii) any breach of any duty to perform Remediation Work required of Tenant under this Section 5.3; and/or (iv) any breach of any covenant, representation or warranty made by Tenant hereunder, or any failure of Tenant to perform any of Tenant's covenants or obligations in accordance with this Section. The foregoing indemnification shall include all expenses of investigation and monitoring, costs of containment, abatement, removal, repair, clean up, restoration and remedial work, penalties and fines, attorneys' fees and disbursements, environmental engineering fees and costs, and other response costs. The foregoing indemnification shall also include any lost rental amounts which Landlord does not receive from any person, including Tenant (including lost rental amounts after the term of this Lease), diminution in the value of the Property or Project, and other damages caused by or as a result of the release of Hazardous Material, violation of Environmental Laws, or because such Hazardous Material must be remediated from the Property or Project. If Tenant fails to perform any obligation of Tenant in accordance with this Section, Landlord shall have the right, but not the obligation, to perform such obligation on behalf of Tenant. It is agreed that Tenant's duties and obligations of indemnification, reimbursement, defense and hold harmless under this Section specifically permit Landlord to hire (at Tenant's cost) attorneys and environmental engineers to monitor and supervise and to advise Landlord as to any remediation and clean up activities and to perform and monitor any environmental studies of the Property, and to engage such attorneys and environmental engineers to represent and assist Landlord in the event of any litigation (or threat thereof), administrative proceedings or other governmental or private party actions. Tenant shall, on demand, pay to Landlord all sums expended by Landlord in the performance of any such obligations of Tenant, together with interest thereon after such demand at the maximum rate of interest then provided by law. The term "attorneys' fees" under this Section shall mean fees charged by the attorneys in question based upon such attorneys' then prevailing hourly rates as opposed to any statutory presumption specified by any statute then in effect in the State of California. All representations, warranties and indemnifications by Tenant under this Section 5.3 shall survive the termination of this Lease. Tenant waives the right to assert any statute of limitations as a bar to the enforcement of this Section or to any action brought to enforce the provisions of this Section. This Section shall not affect, impair or waive any rights or remedies of Landlord or any obligations imposed or created by Environmental Laws of Tenant with respect to Hazardous Materials (including Landlord's rights of reimbursement or contribution under Environmental Laws). The remedies in this Section are cumulative and in addition to all remedies provided by law.

        (i)    Tenant Not Responsible for Pre-existing Hazardous Materials.    Tenant shall not be responsible for those Hazardous Materials in violation of Environmental Laws existing on the Commencement Date of this Lease which are present on the Property prior to the first to occur of: (i) the date of Tenant's first occupancy of the relevant Unit comprising the Property where the violating Hazardous Materials are present; or (ii) the Commencement Date of this Lease. Notwithstanding the immediately preceding sentence, the Tenant shall be responsible for any Hazardous Materials Released by the Tenant onto the Property, regardless of when such Release has occurred.

        Section 5.4    Outside Storage.    In addition to any other provision specified in this Lease or as required by any law, rule or regulation, Tenant agrees to not have any outside storage of inventory or materials and to keep the exterior of the Property free from debris.

        Section 5.5    Signs and Auctions.    Tenant shall not place any signs on the Property without Landlord's prior written consent. Landlord reserves the right to approve the size, type and appearance of any sign. Landlord may require that any sign be installed only by companies approved by Landlord. Tenant shall not conduct or permit any auctions or sheriffs sales at the Property.

        Section 5.6    Indemnity.    Tenant shall indemnify Landlord against, defend Landlord, and hold Landlord harmless from any and all costs, claims or liability arising from: (a) Tenant's use of the Property or the Project; (b) the conduct of Tenant's business or anything else done or permitted by Tenant to be done in or about the Property or the Project, including any contamination of the Property, the Project, or any other property resulting from the presence or use of Hazardous Material caused or permitted by Tenant; (c) any breach or default in the performance of Tenant's obligations under this Lease; (d) any misrepresentation or breach of warranty by Tenant under this Lease; (e) any claims brought against Landlord by another tenant of the Project or person using the Project due to the negligence or acts of the Tenant; or (f) other acts or omissions of Tenant. Tenant shall defend Landlord against any such cost, claim or liability at Tenant's expense with counsel reasonably acceptable to Landlord or, at Landlord's election, Tenant shall reimburse Landlord for any legal fees or costs incurred by Landlord in connection with any such claim. Such indemnification shall include all of Landlord's reasonable engineering fees, attorneys' fees, expenses and costs should Tenant default or breach any of Tenant's maintenance or repair obligations under this Lease. As a material part of the consideration to Landlord, Tenant assumes all risk of damage to property or injury to persons in or about the Property or the Project arising from any cause, and Tenant hereby waives all claims in respect thereof against Landlord. As used in this Section, the term "Tenant" shall include Tenant's employees, agents, contractors, licensees, customers and invitees, if applicable.

        Section 5.7    Landlord's Access.    Landlord or its agents may enter the Property at all reasonable times to show the Property to potential buyers, investors or (in the last 6 months of the Lease Term) tenants or other parties; to do any other act or to inspect and conduct tests in order to monitor Tenant's compliance with all applicable Environmental Laws and all laws governing the presence and use of Hazardous Material; or for any other purpose Landlord deems necessary. Landlord shall give Tenant one (1) business day prior notice of such entry, except in the case of an emergency. Additionally, Landlord may from time to time take interior and exterior photographs of the Property and perform surveys and measurements of the Property at all reasonable times. Landlord may place customary "For Sale" or "For Lease" signs on the Property.

        Section 5.8    Quiet Possession.    If Tenant pays the rent and complies with all of the terms of this Lease, and is not in default under this Lease, then Tenant may occupy and enjoy the Property for the full Lease Term, subject to the provisions of this Lease.

        Section 5.9    Future Easements and Governmental Requirements.    Tenant agrees that Tenant shall cooperate with Landlord in granting any easements and signing any easements, covenants, conditions or restrictions which may be required by any governmental agency or utility for the Property, or which Landlord may otherwise require, provided that such easement, condition or restriction does not materially interfere with Tenant's use of the Property.

ARTICLE 6:    CONDITION OF PROPERTY; MAINTENANCE, REPAIRS AND ALTERATIONS

        Section 6.1    Existing Conditions.    Except as provided in the Construction Rider, Tenant accepts the Property and the Project in its condition as of the execution of this Lease, subject to all recorded matters, laws, ordinances, conditional use permits, and governmental regulations and orders. Except as provided herein and in the Construction Rider, Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation as to the condition of the Property or the Project or the suitability of the Property or the Project for Tenant's intended use. Tenant acknowledges that prior to the execution of this Lease Tenant has investigated (including communicating with any governmental agency Tenant deems necessary) the adequacy and capacity of the Property's mechanical and electrical systems; investigated with all governmental agencies that Tenant's proposed business on the Property complies with all zoning laws; investigated with the fire department that Tenant's proposed business on the Property complies with all fire department requirements; investigated restrictions of any conditional use permits; investigated the use of the Property for Tenant's proposed purposes; and investigated the laws, rules and regulations of federal, state and local governmental bodies affecting the Property, including but not limited to zoning, parking requirements and fire department requirements for any of Tenant's present or proposed uses of the Property. Specifically, Landlord is not responsible for the size or amount of the Property's electrical system, plumbing system, and heating, ventilating and air conditioning system, and Tenant has investigated the adequacy of same for Tenant's current and future needs. Tenant understands that the local utility provider can restrict the supply and amount of any utility to the Property. Tenant is solely relying upon Tenant's own investigation, and neither Landlord nor any agent of Landlord has made any representations or warranties to Tenant regarding the items stated in the preceding sentence. Unless otherwise specifically stated in this Lease, any statement in this Lease of the size or the square footage of the Property, or of any size that may have been utilized in calculating the Base Rent, is only an approximation which Landlord and Tenant agree is reasonable, and the Base Rent, and any other amounts, are not subject to revision, whether or not the actual size of the Property is more or less than such specified amount. Tenant agrees and acknowledges that Tenant, prior to signing this Lease, has satisfied itself with respect to the size of the Property and has made all investigations and measurements necessary with reference to such size.

        Section 6.2    Exemption of Landlord From Liability.    Landlord shall not be liable for any damage or injury to the person, business (or any loss of income therefrom), goods, wares, merchandise or other property of Tenant, Tenant's employees, invitees, customers or any other person in or about the Property, whether such damage or injury is caused by or results from: (a) fire, steam, electricity, water, gas or rain; (b) the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, roof, appliances, plumbing, air conditioning or lighting fixtures or any other cause; (c) conditions arising in or about the Property and the Project or from other sources or places; or (d) any act or omission of any other tenant of Landlord, including, but not limited to, another tenant of the Project. Landlord shall not be liable for any such damage or injury even though the cause of or the means of repairing such damage or injury are not accessible to Tenant.

        Section 6.3    Landlord's Obligations.    Subject to Section 6.7 (Common Area and Parking), Article 7 (Damage or Destruction), Article 8 (Condemnation), and the Construction Rider, Landlord has absolutely no responsibility to repair, maintain or replace any portion of the Property or the Project at any time. Tenant waives the benefit of any present or future law which might give Tenant the right to repair the Property at Landlord's expense or to terminate this Lease due to the condition of the Property.

        Section 6.4    Tenant's Obligations.

        (a)    Tenant's Maintenance and Repair Obligations.    Except as provided in Section 6.7 (Common Area and Parking) Article 7 (Damage or Destruction), Article 8 (Condemnation), and the Construction Rider, Tenant shall keep, at Tenant's sole cost and expense, all portions of the Property (including, but not limited to, all interior, systems, mechanical systems, plumbing, lighting, electrical, equipment, and heating, ventilating and air conditioning systems) in good order, condition and repair and maintain same (including interior repainting and refinishing, and any changes, modifications, retrofitting or repairs to any part of the Property by changes to governmental laws, rules or regulations effective after the Commencement Date). Landlord shall be responsible for making repairs and maintenance of the structural elements of the building caused by changes to governmental laws, rules or regulations effective after the Commencement Date, in compliance with the provisions of paragraph 6.7(e). All contractors used by Tenant, and all repairs and maintenance, are subject to Landlord's review and approval, including the color and quality of any replacement items, wall or floor coverings, or paint. Landlord shall have the right, in Landlord's discretion, to require Tenant to use contractors approved by Landlord. For purposes of this paragraph, references to governmental laws shall include all present and future laws, rules, orders, ordinances, regulations, statutes, requirements, conditional use permits, codes and executive orders of all governmental authorities, including, but not limited to, the Americans With Disabilities Act, and all rules, regulations and governmental orders in connection therewith, and any of the foregoing relating to Hazardous Material, environmental matters, public health and safety matters, any applicable fire rating bureau or other body exercising similar functions, and all requirements of all insurance bodies or Landlord's insurance companies affecting the Property. Tenant (and not Landlord) shall be responsible for the repair, maintenance and remediation of the Property due to the presence of any molds in compliance, including all notices thereunder, with the Toxic Mold Protection Act of 2001, other than any molds present at or about the Property on or before the first to occur of the Commencement Date of this Lease or Tenant's occupancy of that portion of the Property where such molds are present. If any portion of the Property or any system or equipment in the Property which Tenant is obligated to repair cannot be fully repaired or restored, Tenant shall promptly replace such portion of the Property or system or equipment in the Property, regardless of whether the benefit of such replacement extends beyond the Lease Term. If any part of the Property or the Project is damaged by any act or omission of Tenant, Tenant shall pay Landlord the cost of repairing or replacing such damaged property, whether or not Landlord would otherwise be obligated to pay the cost of maintaining or repairing such property under any other provision of this Lease. See Paragraph 6.7(d) for Landlord's use of certain reserve amounts to maintain certain portions of the properties comprising the Project.

        (b)    Maintenance Contracts and Fire Sprinkler System Monitoring.    Landlord may obtain as a Common Area Cost, or require Tenant to obtain at Tenant's cost, a preventive maintenance contract providing for the regular inspection, repair and maintenance of the heating, ventilating and air condition system by a licensed heating and air conditioning contractor or service company. Landlord may also obtain as a Common Area Cost, or require Tenant to obtain at Tenant's cost: (i) a contract with a roof inspection company to inspect and/or service, maintain and repair on a regular basis (at least annual) the roof to the Property; (ii) a contract with a fire sprinkler company to inspect, monitor and/or service, and to maintain and repair on a regular basis the fire sprinkler system on the Property; and (iii) a contract with a company or companies to inspect on a regular basis and/or service, maintain and repair other systems on the Property. Landlord shall have the right, at Landlord's reasonable discretion, to require Tenant to utilize maintenance and/or inspection companies under this paragraph (b) approved by Landlord and such maintenance and/or inspection companies that service other parts of the Project or Landlord's other properties; provided that the amounts changed by such companies are competitive with those in the market for such services in the location where the Property is located. If the Landlord should procure a maintenance or inspection contract under this paragraph which services more than one or more properties which comprise the Project, then the Landlord shall reasonably prorate the cost of such contract among the properties which utilize such contract. If Landlord elects under this paragraph (b) to obtain any contract described herein at Tenant's cost, then Landlord may require Tenant to pay all amounts for such service, maintenance and/or inspection contracts monthly, quarterly or annually as Landlord shall determine in Landlord's reasonable discretion. All amounts billed by Landlord to Tenant under this paragraph shall be paid by Tenant to Landlord within fifteen (15) days after Tenant's receipt of a copy of an invoice from Landlord. Tenant shall be responsible for any commercially reasonable deductible amounts under any contract described in this paragraph. If Tenant fails to timely pay such amounts to Landlord as required under this paragraph (b), then such failure by Tenant to timely pay shall be treated as a failure of Tenant to pay Landlord a monetary amount due under the terms of this Lease, and Tenant shall be deemed to be in default under this Lease. Under no circumstances shall Landlord be liable for any consequential damages due to the failure of the monitoring, inspection and/or service of the fire sprinkler system or any other service contracts described herein.

        (c)    Tenant's Failure.    Tenant shall fulfill all of Tenant's obligations under this Section 6.4 at Tenant's sole expense. If Tenant fails to maintain, repair or replace the Property as required by this Section 6.4, Landlord may, upon ten (10) days' prior notice to Tenant (except that no notice shall be required in the case of an emergency), enter the Property and perform such maintenance or repair (including replacement, as needed) on behalf of Tenant. In such case, Tenant shall reimburse Landlord for all costs incurred in performing such maintenance or repair promptly upon demand.

        Section 6.5    Alterations, Additions and Improvements.

        (a)    No Alterations Without Landlord's Consent.    Tenant shall not make any alterations, additions, or improvements to the Property without Landlord's prior written consent, except for non-structural alterations which do not exceed Twenty Thousand Dollars ($20,000) in cost, and do not exceed Sixty Thousand Dollars ($60,000) cumulatively over the Lease Term and which are not visible from the outside of any building of which the Property is part. Tenant, under no circumstances, may do any construction or improvements on the roof, place any equipment, vents, fans or heating or air conditioning equipment on the roof, or penetrate the roof membrane for any reason without Landlord's written permission. The Landlord shall not unreasonably delay the Landlord's response to the Tenant's request for Landlord's consent under this paragraph. Notwithstanding the above, Tenant may not permanently alter the Property's floor or any components of the Property by bead blasting, sand blasting or otherwise. If Tenant violates the rules or prohibitions as regarding the roof hereunder, then as one of Landlord's remedies (in addition to any other remedy of Landlord under this Lease), Tenant shall be responsible for all roof repairs necessitated thereby, and Landlord may require Tenant to promptly remove such violating item and to restore the roof to the roof's condition prior to such violation. Even for those nonstructural alterations which do not require Landlord's approval under this Paragraph 6.5(a), Tenant shall provide written notice to Landlord and a description of such improvements prior to the commencement of construction of same. Tenant shall promptly remove any alterations, additions, or improvements constructed in violation of this Paragraph 6.5(a) upon Landlord's written request. All alterations, additions, and improvements shall be done in a good and workmanlike manner, in conformity with all applicable laws and regulations, and by a contractor approved by Landlord. Upon completion of any such work, Tenant shall provide Landlord with "as built" plans, copies of all construction contracts, copies of all permits, and proof of payment for all labor and materials.

        (b)    Payment Required.    Tenant shall pay when due all claims for labor and material furnished to the Property. Tenant shall give Landlord at least twenty (20) days' prior written notice of the commencement of any work on the Property, regardless of whether Landlord's consent to such work is required. Landlord may elect to record and post notices of non-responsibility on the Property. For any substantial repairs, substantial improvements or substantial alterations (including any repairs or reconstruction which Tenant performs under Article 7), Landlord may require Tenant to provide demolition and/or lien and completion bonds, letters of credit, or a cash deposit, in forms and amounts satisfactory to Landlord.

        Section 6.6    Condition Upon Termination.    Upon the termination of this Lease, Tenant shall surrender the Property to Landlord, broom clean, free of debris and free of Tenant's property, and in the same condition as received except for ordinary wear and tear which Tenant was not otherwise obligated to remedy under any provision of this Lease. However, Tenant shall not be obligated to repair any damage which Landlord is required to repair under Article 7 (Damage or Destruction). In addition, Landlord may require Tenant to remove at Tenant's expense (or Landlord can elect to do such removal and restoration at Tenant's expense) any alterations, additions or improvements made by Tenant or at Tenant's direction if Landlord's written consent to such improvements, alterations or additions specifically requires that such alterations, additions or improvements be removed upon the expiration of this Lease. Landlord shall communicate any such removal requirement to Tenant at the time that the Landlord grants any consent to such alternations, additions or improvements, if required hereunder. All alterations, additions and improvements which Landlord has not required Tenant to remove shall become Landlord's property and shall be surrendered to Landlord, except that Tenant may remove any of Tenant's machinery or equipment which can be removed without material damage to the Property. Tenant shall repair, at Tenant's expense, any damage to the Property (including the roof) caused by the removal of any such machinery or equipment. Tenant may not remove any of the following materials or equipment (which shall be deemed Landlord's property) without Landlord's prior written consent (however, if such items otherwise required to be removed under this Section 6.6, Landlord may still require that these items be removed by Tenant at Tenant's expense): any power wiring or power panels; lighting or lighting fixtures; wall coverings; drapes, blinds or other window coverings; carpets or other floor coverings; heaters, air conditioners or any other heating or air conditioning equipment; fencing or security gates; or other similar building operating equipment and decorations.

        Section 6.7    Common Area and Parking.    Tenant shall pay Tenant's Pro Rata Share (as defined in Section 1.10) of Common Area Costs (as defined below).

        (a)    Common Area.    As used in this Lease, "Common Area" shall mean all Common Area in the Project which are available for the common use of tenants of the Project and which are not leased or held for the exclusive use of Tenant or other tenants including, but not limited to, parking areas, driveways, sidewalks, access roads, corridors, landscaping and planted area. Landlord, from time to time, may change the size, location, nature and use of any of the Common Area, convert Common Area into leasable areas, construct additional parking facilities in the Common Area, and increase or decrease Common Area land, parking space and/or facilities. Tenant acknowledges that such activities may result in an inconvenience to Tenant and such activities and changes are permitted by Landlord.

        (b)    Use of Common Area.    Tenant shall have the nonexclusive right in common with other tenants and all others to whom Landlord has granted or may grant such rights to use the Common Area for the purposes intended, subject to such rules and regulations as Landlord may establish from time to time. Landlord may from time to time promulgate and issue rules and regulations, and Tenant agrees to comply with same. Tenant shall abide by such rules and regulations and shall cause others who use the Common Area with Tenant's express or implied permission to abide by Landlord's rules and regulations. At any time Landlord may close any Common Area to perform any acts in the Common Area as in Landlord's judgment are desirable to improve the Project. Tenant shall not interfere with the rights of Landlord, other tenants, or any other person entitled to use the Common Area. Tenant may not construct any improvements within the Common Areas.

        (c)    Vehicle Parking.    Tenant is hereby granted the right to utilize thirty-seven (37) automobile size parking spaces in the Project on an unreserved and non-exclusive basis. There may be other tenants of the Project which may have reserved parking spaces, and Tenant agrees to not park in such designated reserved spaces. Landlord reserves the right to designate specific parking spaces for specific tenants of the Project (which cost of designation shall be a Common Area Cost). Tenant's parking shall be limited to vehicles no larger than standard size automobiles or pickup utility vehicles. Tenant shall not cause large trucks or other large vehicles to be parked overnight within the Project or on adjacent public streets. Temporary parking of large delivery vehicles in the Project or on the Property shall only be permitted under rules and regulations established by Landlord. Vehicles shall be parked only in striped parking spaces and not in driveways, loading areas or other locations not specifically designated for parking. Tenant agrees to comply with all parking requirements, rules and regulations of all governmental authorities as to the Project and as to any public streets. Handicap spaces shall only be used by those legally permitted to use them. If Tenant parks more vehicles in the parking area than the number set forth in this Lease, such conduct shall be a material breach of this Lease, subject to written notice to Tenant of such violation(s) and giving Tenant a reasonable opportunity to cure. In addition to Landlord's other remedies under this Lease, Tenant shall pay a daily charge determined by Landlord for each such additional vehicle(s).

        (d)    Maintenance of Common Area.    Tenant shall pay Tenant's Pro Rata Share (as defined above) of all costs incurred by Landlord for the operation, maintenance, cleaning, replacing, repairing and keeping in good order of the Common Area ("Common Area Costs"). Common Area Costs shall include, but are not limited to, costs and expenses for the following regarding the Common Area: gardening and landscaping of the Common Area; utilities, water and sewage charges for the Common Area; maintenance of signs (other than Tenant's signs which Tenant shall be responsible for paying for and maintaining); premiums for liability, property damage, fire and other types of casualty and other insurance on the Common Area (however, Landlord may, in Landlord's discretion, aggregate such insurance coverage on the Common Area with all of the buildings and properties in the Project, and allocate the cost of same as described in Paragraph 4.4(d)) and employee costs attributable to employees working on the Project; all property taxes and assessments levied on or attributable to the Common Area and all Common Area improvements (which shall be paid by Tenant in the same proration as the Property's taxes under Paragraph 4.2(c)); all personal property taxes levied on or attributable to personal property used in connection with the Common Area; personal property owned by Landlord which is used in the operation or maintenance of the Common Area; rental or lease payments paid by Landlord for rented or leased personal property used in the operation or maintenance of the Common Area; fees for required licenses and permits of the Common Area; repairs, resurfacing, repaving, maintaining, painting, cleaning, exterior wall painting of buildings in the Project, striping, repairing, paving and maintenance of the parking areas; irrigation and landscaping, and similar items; commercially reasonable management fee; replacement and exterior painting; cleaning and remediating Hazardous Materials which are released onto or in the Common Area after the Commencement Date (unless caused by Tenant or Tenant's employees, contractors, agents, guests, customers or invitees, in which case Tenant shall solely be responsible for same); repairs to the roof or roof membrane or replacement thereof; other repairs and maintenance of Common Area items; and reserves for maintenance and repairs of certain Common Area capital items (such as the maintenance, replacement, and repair of the roof and roof membrane, exterior painting of the Project, reslurrying and restriping of the parking lot area of the Project and repairs or replacement of the outside pumps which service the Property). If Landlord establishes reserves for specific maintenance items of the Common Area under the immediately preceding sentence, then the Landlord shall use such reserves for the maintenance, replacement and repairs of such specific Common Area items, before the Landlord bills to the Tenant for amounts for such specific maintenance, repair or replacement item. As to any reserves, Landlord shall not be required to segregate such reserves, pay interest on such reserves or to hold such reserve amounts in a separate account, and Landlord may retain all reserves upon the termination of this Lease, and Tenant is not entitled to be refunded any unused reserves. Landlord agrees during the time that Cypress-Southbay, LLC or any of its related entities is the owner of the Property to maintain the reserves, as described in this paragraph (d). If the Landlord should sell the Property to a third party buyer, then the unused portion of the reserve amounts which the Tenant has paid into the reserves under this subparagraph (d) for capital items shall be transferred to the new buyer of the Property (which transfer may be in the form of a credit to the new Property's buyer through escrow). Landlord may, in Landlord's sole discretion, have a waste and refuse disposal company service the Project and bill same as a Common Area Cost. Landlord may cause any or all of such services to be provided by third parties, and the cost of such service shall be included in Common Area Costs. Lighting of the Common Area may be allocated by Landlord in Landlord's discretion, by having lights attached or wired to each adjacent property (including Tenant's Property) to light the Common Area (in which case Tenant shall operate such lights during such hours as Landlord shall direct), and Tenant shall pay for the cost of maintaining and operating such lighting and utilities on Tenant's separate electrical meter for which that Tenant shall solely pay as a non-Common Area Cost. Landlord may place monitoring and switching devices on all lighting of the Common Area, as Landlord may determine in its discretion. Landlord may bill to Tenant as a Common Area Cost the costs for a roof inspection contract, sprinkler system inspection contract, and the heating, ventilating and air condition contract described in Paragraph 6.4(b).

        (e)    Structural, Roof and Foundation.    This Section 6.7 (including this paragraph (e)) is subject to Article 7 (Damage or Destruction) and Article 8 (Condemnation). Landlord and Tenant agree that any maintenance, replacement and repairs of the roof of the Property and other properties in the Project shall be performed by Landlord and shall be billed to and paid by the tenants of the Project as a Common Area Cost. Landlord shall be responsible, at Landlord's cost and expense, to pay for repairing the foundation, structural components of the exterior walls, and structural components of the roof, and same shall not become part of the Common Area Costs to be paid by Tenant. Landlord's duties under the immediately preceding sentence shall include the repairing, altering and replacing of the structural components of the exterior walls and structural components of the roof, along with the foundation, if required by any changes to governmental laws, rules or regulations effective after the Commencement Date. Notwithstanding the above, Tenant shall be solely responsible and shall directly pay Landlord for any damage to the structure, foundation and/or roof caused by acts or negligence of Tenant or Tenant's employees, customers, licensees, invitees, representatives or agents.

        (f)    Tenant's Share and Payment.

          (i)    The Tenant's Pro Rata Share, as defined in Section 1.10, may be modified by Landlord from time to time by Landlord considering the square footage of improvements of various properties in the Project, the type of improvements in the Project, any change as to the square footage and type of improvements, and such other factors as Landlord shall determine in Landlord's reasonable discretion. Additionally, if the Project is composed of more than one building, then Landlord, in Landlord's reasonable discretion, may allocate certain Common Area Costs solely among those tenants in only one building, to the exclusion of the other building(s) in the Project.

          (ii)   Tenant shall pay Tenant's annual Pro Rata Share of all Common Area Costs (prorated for any fractional month) and for any share of real property taxes and insurance premiums within fifteen (15) days of receipt of an invoice or written notice from Landlord that such costs are due and payable. Landlord may, at Landlord's election, estimate in advance and bill to Tenant, from time to time, all real property taxes for which Tenant is liable under this Lease, all insurance premiums for which Tenant is liable under this Lease, and all Common Area Costs payable by Tenant hereunder, and Tenant shall pay same to Landlord within fifteen (15) days of billing. Landlord may adjust such estimates at any time based upon Landlord's experience and reasonable anticipation of costs. Such adjustments shall be effective as of the next rent payment date after notice to Tenant. If Landlord delivered to Tenant a bill for periodic estimates of Common Area Costs, taxes and/or insurance premiums, then each year Landlord shall deliver to Tenant a statement setting forth in reasonable detail the Common Area Costs paid or incurred by Landlord during the preceding calendar year and Tenant's share. Upon receipt of such statement, there shall be an adjustment between Landlord and Tenant (with payment to or credit given by Landlord as the case may be) so that Landlord shall receive the entire amount of Tenant's share of such costs and expenses for such period.

          (iii)  At Landlord's election, such statements of estimated Common Area Costs (and at Landlord's election any real property taxes and/or insurance premiums which Tenant is otherwise liable under this Lease) may be prorated and billed to Tenant monthly, quarterly, or at any other periodic intervals to be determined by Landlord. Tenant must pay such amounts, whether or not Tenant disagrees with such costs or their amounts, and if Tenant does so disagree, then Tenant's sole recourse shall be to make any objections pursuant to Paragraph 6.7(g), below, and to bring a separate legal cause of action against Landlord.

        (g)    Tenant's Right to Review Books and Records.    Tenant shall have one hundred twenty (120) days from the receipt of any Landlord's statement or invoice for Common Area Costs, taxes or insurance premiums to object to same in a writing delivered to Landlord. Any such objection must be in writing and must specify the particular item objected to. If Tenant fails to so object in writing within such one hundred twenty (120) day period, then such Common Area Costs, taxes and insurance premiums, as the case may be, shall be conclusively deemed correct. Tenant shall have the right to review, at Tenant's sole cost and expense, Landlord's books and records during normal business hours relating to the Common Area Costs, taxes and insurance premiums for the Project. Such inspection of Landlord's records must be completed by the Tenant not later than thirty (30) days after such records are made available to the Tenant, and any reports prepared by Tenant's employees, contractors or accountants or otherwise shall be delivered concurrently to the Landlord and the Tenant. If Landlord and Tenant are unable to resolve a dispute regarding the calculation of Common Area Costs, taxes or insurance premiums, then Tenant shall have the right to bring a legal action against Landlord in order to determine the correct amount of same under this Lease, which shall be Tenant's exclusive remedy (and the Tenant may not setoff any rent or other amounts due by Tenant under the terms of this Lease). Tenant and any of Tenant's employees, accountants, attorneys and other representatives shall keep any information gained from Tenant's inspection of Landlord's records confidential and shall not disclose same to any other person (including any other tenant of Landlord), except as may be required by law or to enforce Tenant's rights under this paragraph 6.7(g). If Tenant fails to timely exercise its rights to review or object to Landlord's records in accordance with this Paragraph 6.7(g), then such failure shall be conclusively deemed to constitute Tenant's approval of Landlord's statements of Common Area Costs, taxes or insurance premiums, as the case may be for the applicable period in question.

        (h)    Other Items Which May Be Classified as a Common Area Cost.    Landlord may classify (as determined by Landlord) as a Common Area Cost those electrical, mechanical, structural, plumbing and irrigation systems, and other items used in common by two (2) or more tenant spaces in the Project and allocated among such tenants as Landlord shall determine. Any such item which is classified as a Common Area Cost by Landlord shall be maintained by Landlord and billed to Tenant as a Common Area Cost hereunder.

        Section 6.8    Security.    Landlord shall not be responsible for the providing of security or guard services of any kind to the Property or Project, and Tenant shall solely be responsible for the security of Tenant, Tenant's employees, customers, invitees, contractors and other persons on the Property, and any property of those persons. In no event shall Landlord be responsible to Tenant or any employees, contractors, invitees, customers or agents of Tenant for any acts of terrorism, war, or violence of any kind occurring in the Property or the Project.

ARTICLE 7:    DAMAGE OR DESTRUCTION

        Section 7.1    Partial Damage to Property.    If the Property is "partially damaged" (as defined below), then the following provisions shall apply.

        (a)    Notice By Tenant.    Tenant shall notify Landlord in writing immediately upon the occurrence of any damage to the Property. Subject to Section 7.2, if the shell portion of the Property is only partially damaged (i.e., less than sixty percent (60%) of the square feet of the shell portion of the Property is damaged and remains untenable as a result of such damage) and if the proceeds received by Landlord from the insurance policies described in Paragraph 4.4(b) are sufficient to pay for all of the necessary repairs to the shell, then this Lease shall remain in effect and Landlord shall repair the damage to the shell portion of the Property (plus the tenant improvements to the extent of any remaining available insurance proceeds applicable to the Property) as soon as reasonably possible (but subject to force majeure events), and Tenant shall pay to Landlord any deductible amounts under any insurance policy. Notwithstanding the foregoing, Tenant shall in no event be responsible for the payment to Landlord of any deductable amount greater than Fifty Thousand Dollars ($50,000) under any policy of earthquake insurance.

        (b)    Insurance Proceeds Not Sufficient.    Subject to Section 7.2, in the event the shell portion of the Property is partially damaged, if the insurance proceeds received by Landlord are not sufficient to pay the entire cost of repair of the shell portion of the Property, or if the cause of the damage to the shell is not covered by the insurance policies which are maintained under Paragraph 4.4(b), Landlord may elect either to: (i) repair the damage to the shell portion of the Property (and not the tenant improvements) as soon as reasonably possible, in which case this Lease shall remain in full force and effect, or (ii) terminate this Lease as of the date the damage occurred. Landlord shall notify Tenant within sixty (60) days after receipt of notice of the occurrence of the damage whether Landlord elects to repair the damage or terminate this Lease. If Landlord elects to repair the damage, Tenant shall pay Landlord the "deductible amount" (if any) under any insurance policies (provided that Tenant shall in no event be responsible for the payment to Landlord of any deductable amount greater than Fifty Thousand Dollars ($50,000) under any policy of earthquake insurance) and shall be responsible to repair at Tenant's cost the tenant improvements portion of the Property for which insurance proceeds are not received by Landlord, and if the damage was due to an act, omission or negligence of Tenant, or Tenant's customers, licensees, visitors, employees, agents, contractors or invitees, the difference between the actual cost of repair and any insurance proceeds received by Landlord for such repair. In the event of damage to the tenant improvements portion of the Property, Tenant shall be responsible to pay for the repair of the tenant improvements portion of the Property to the extent not paid for by insurance, and Landlord shall have the right to review, direct and approve the repairs or reconstruction of any tenant improvements. If Landlord elects to terminate this Lease, Tenant may elect to continue this Lease in full force and effect, in which case Tenant shall pay for the repair of any damage to the Property (including the shell and tenant improvements) and the entire building in which the Property is located. Tenant shall pay the cost of such repairs under the immediately preceding sentence, except that upon satisfactory completion of such repairs, Landlord shall deliver to Tenant any insurance proceeds received by Landlord for the damage repaired by Tenant. Tenant shall give Landlord written notice of such election within ten (10) days after receiving Landlord's termination notice. Landlord shall have the right to supervise and manage any repair or construction under this Article 7.

        Section 7.2    Damage Caused by Tenant.    If the insurance proceeds received by Landlord are not sufficient (without considering any deductible amount) to pay the entire cost of repair or reconstruction of the Property (including the shell and tenant improvements), and such damage (whether partial or total) was caused by an act, omission or negligence by Tenant or Tenant's employees, customers, licensees, visitors, contractors, invitees or agents, then: (i) Tenant shall pay the cost (including any insurance deductible amounts) of the repairs or reconstruction of the Property not paid for by insurance; and (ii) Landlord may elect by written notice to Tenant for this Lease to terminate or remain in effect.

        Section 7.3    Substantial or Total Destruction.    Subject to Section 7.2, if the shell portion of the Property is substantially or totally destroyed by any cause (i.e., the damage to the shell portion of the Property is greater than partial damage as described in Section 7.1), and regardless of whether Landlord receives any insurance proceeds, this Lease shall terminate as of the date the destruction occurred. Notwithstanding the immediately preceding sentence, if the shell portion of the building on the Property (excluding tenant improvements) can be rebuilt within twelve (12) months after the date of destruction, Landlord may elect to rebuild such shell portion of the Property, in which case this Lease shall remain in full force and effect. If Landlord elects to reconstruct or repair the damage to the shell portion of the Property, then Tenant shall pay for the costs of the repair or reconstruction of any tenant improvements not paid for by insurance proceeds, and Landlord shall reconstruct and repair such tenant improvements to the extent of such available insurance proceeds or to the extent that Tenant pays for the repair or reconstruction of the tenant improvements. Landlord shall notify Tenant of such election to reconstruct the shell after such destruction, but not later than one hundred twenty (120) days after Landlord's receipt of Tenant's written notice to Landlord of the occurrence of total or substantial destruction.

        Section 7.4    Temporary Reduction of Rent.    If the Property is destroyed or damaged and Landlord or Tenant repairs or restores the Property pursuant to the provisions of this Article 7, any rent payable during the period of such damage, repair and/or restoration shall be reduced according to the degree, if any, to which Landlord receives the proceeds of rental continuation insurance covering such period of time. However, the reduction shall not exceed the sum of one year's payment of Base Rent, insurance premiums and real property taxes. Except for such possible reduction in Base Rent, insurance premiums and real property taxes, Tenant shall not be entitled to any compensation, reduction, or reimbursement from Landlord as a result of any damage, destruction, repair, or restoration of or to the Property.

        Section 7.5    Damage During Last Six Months.    If the damage to the Property is by a casualty and occurs during the last six (6) months of the Lease Term (including any options to extend then exercised) and such damage will require more than sixty (60) days to repair, Landlord may elect to terminate this Lease as of the date the damage occurred. Landlord shall give written notification to Tenant of such election within thirty (30) days after Landlord's actual knowledge of the occurrence of the damage.

        If all of: the damage to the Property is by a casualty which destroys more than twenty-five percent (25%) of the floor area of the building constituting the Property; the repair of such building area would take longer than two (2) or more months to repair; such damage was not caused by the Tenant's acts or negligence and such casualty occurs during the last six (6) months of the Lease Term (including any options to extend then exercised), then the Tenant may elect to terminate this Lease as of the date that the damage occurred. Tenant shall give written notification to Landlord of such election within thirty (30) days after the occurrence of such casualty under the immediately preceding sentence.

        Section 7.6    Waiver.    Tenant waives the protection of any statute, code or judicial decision which grants a tenant the right to terminate a lease in the event of the substantial or total destruction of the leased property. Tenant agrees that the provisions of this Article 7 shall govern the rights and obligations of Landlord and Tenant in the event of any substantial or total destruction to the Property.

        Section 7.7    References to Shell and Tenant Improvements Under this Article 7.    References to "shell" in this Article 7 shall mean the roof, foundation, exterior walls, slab floor, hardscape, and structural elements of the building portion of the Property, specifically excluding tenant improvements. References to "tenant improvements" in this Article 7 shall mean floor coverings, wall coverings, interior electrical, lighting, interior plumbing, mechanical systems, any elevators, heating, ventilating and air conditioning systems, all mechanical units, restrooms and plumbing fixtures, drop ceilings and finished ceilings, interior walls and doors, cabinetry, and any items described as tenant improvements in the Construction Rider.

ARTICLE 8:    CONDEMNATION

        If all or any portion of the building portion of the Property (but not the land) is taken under the power of eminent domain or sold under the threat of that power (all of which are called "Condemnation"), this Lease shall terminate as to the part taken or sold on the date the condemning authority takes title or possession, whichever occurs first. Landlord and Tenant hereby waive all rights under California law to terminate this Lease in the event of a Condemnation and agree that in the event of a Condemnation, the provisions of this Article 8 shall apply. If more than sixty percent (60%) of the floor area of the portion of the building constituting the Property (not including other buildings or portions of buildings in the Project) which is located on the Property, is taken, either Landlord or Tenant may terminate this Lease as of the date the condemning authority takes title or possession, by delivering written notice to the other within ten (10) days after receipt of written notice of such taking (or in the absence of such notice, within ten (10) days after the condemning authority takes title or possession). If neither Landlord nor Tenant terminates this Lease, this Lease shall remain in effect as to the portion of the Property not taken, except that the Base Rent shall be reduced in proportion to the reduction in the floor area of the building constituting the Property. Any award for taking or damaging of all or any part of the Property under the power of eminent domain, any payment made under the threat of the exercise of such power, and any Condemnation award or payment, including but not limited to any payment for Lease bonus value, compensation for reduction in the value of the leasehold, and the taking of the fee or otherwise, shall be distributed and paid solely to Landlord. Tenant shall be entitled to compensation for Condemnation for the goodwill of Tenant's business if there is a separate award to Tenant by the condemning authority for the loss of Tenant's goodwill. If this Lease is not terminated, Landlord shall repair any damage to the Property caused by the Condemnation, except that Landlord shall not be obligated to repair any damage for which Tenant has been reimbursed by the condemning authority. If the severance damages received by Landlord are not sufficient to pay for such repair, Landlord shall have the right to either terminate this Lease or make such repair at Landlord's expense.

ARTICLE 9:    ASSIGNMENT AND SUBLETTING

        Section 9.1    Restrictions on Assignment or Subletting.

        (a)    Prohibition.    Except as expressly set forth herein, Tenant shall not assign, mortgage, pledge, encumber, or otherwise transfer this Lease, whether by operation of law or otherwise, and shall not sublet or permit the Property or any part thereof to be used or occupied by others, without Landlord's prior consent in each instance in compliance with the provisions of this Article 9. Any assignment, sublease, mortgage, pledge, encumbrance or transfer in contravention of the provisions of this Article 9 shall be void.

        (b)    Collection of Rent.    If, without Landlord's consent, this Lease is assigned, or any part of the Property is sublet or occupied by anyone other than Tenant or this Lease or the Property or any of Tenant's leasehold interest is encumbered (by operation of law or otherwise), Landlord may collect rent from the assignee, subtenant or occupant, and apply the net amount collected to the Base Rent or Additional Rent. No such collection of rent shall be deemed to be (i) a waiver of the provisions of this Article 9, (ii) an acceptance of the assignee, subtenant or occupant as tenant, or (iii) a release of Tenant from the performance of Tenant's covenants hereunder. Tenant shall remain fully liable for Tenant's obligations under this Lease, regardless of any assignment or subletting.

        (c)    Further Assignment/Subletting.    Landlord's consent to any assignment or subletting shall not relieve Tenant from the obligation to obtain Landlord's express consent to any further assignment or subletting. In no event shall any permitted subtenant assign or encumber its sublease or further sublet any portion of its sublet space, or otherwise suffer or permit any portion of the sublet space to be used or occupied by others.

        Section 9.2    Tenant's Notice and Landlord's Right of Termination.    If Tenant contemplates an assignment of all of the Property, then Tenant shall give Landlord written notice (the "Intention to Transfer Notice") thereof (whether or not an assignee or sublessee or the terms of the contemplated assignment or sublease have been determined), which Intention to Transfer Notice shall specify the date Tenant desires the contemplated assignment or sublease to be effective (the "Contemplated Effective Date"), and that such Intention to Transfer Notice is delivered to Landlord pursuant to this Section 9.2 in order to allow Landlord to elect to recapture the contemplated transfer space. Such Intention to Transfer Notice shall specify that it is delivered to Landlord pursuant to this Section 9.2 and shall be deemed an offer from Tenant to Landlord whereby Landlord (or Landlord's designee) shall be granted the right, at Landlord's option, to terminate this Lease with respect to the contemplated transfer space, upon the terms and conditions hereinafter set forth. Such option may be exercised by written notice from Landlord to Tenant within forty-five (45) days after Landlord's receipt of the Contemplated Transfer Notice. If Landlord declines, or fails to elect in writing in a timely manner, to terminate this Lease with respect to the contemplated transfer space, then, subject to the other terms of this Article 9, for a period of three (3) months (the "Three-Month Period")

commencing on the last day of such forty-five (45) day period, Landlord shall not have any right to recapture the contemplated transfer space with respect to any assignment or subletting made in writing during the Three-Month Period to the sublessee or assignee designated in the Intention to Transfer Notice, provided that any such assignment or subletting is substantially on the terms set forth in the Intention to Transfer Notice, and provided further that any such assignment or subletting shall be subject to the remaining terms of this Article 9. If such an assignment or subletting is not so consummated in writing within the Three-Month Period (or if an assignment or subletting is so consummated, then upon the expiration of the term of any assignment or subletting of such contemplated transfer space consummated within such Three- Month Period), Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect to any contemplated assignment or subletting, as provided above in this Section 9.2.

        Section 9.3    Consequences of Landlord's Termination.    If Landlord exercises its option to terminate all or a portion of this Lease pursuant to Section 9.2: (a) this Lease shall end and expire with respect to all of the Property on the Contemplated Effective Date; (b) Base Rent and Tenant's payments for Additional Rent shall be apportioned, paid or refunded as of such date; (c) Tenant, upon Landlord's request, shall enter into an amendment of this Lease ratifying and confirming such total or partial termination, and setting forth any appropriate modifications to the terms and provisions hereof; (d) Landlord shall be free to lease the Property, or any part thereof, to Tenant's prospective assignee or subtenant; and (e) Landlord and Tenant shall have no further liability under this Lease with respect to the Property so terminated, provided that Tenant shall remain liable, with respect to the period of its tenancy prior to such termination, for the performance of all obligations under this Lease (including, without limitation, Tenant's payment of reconciliation of common area expenses), and Landlord shall have all the rights and remedies with respect to such obligations as set forth in this Lease, and provided further that any provisions of this Lease which would otherwise expressly survive the expiration or earlier termination of this Lease shall survive such termination pursuant to Section 9.2.

        Section 9.4    Conditions to Assignment/Subletting.

        (a)    Required Items of Tenant.    If Landlord does not exercise any of Landlord's options provided under Section 9.2, and provided that no event of default by Tenant then exists beyond any applicable notice and cure period, Landlord's consent to the proposed assignment or subletting shall not be unreasonably withheld. Such consent shall be granted or denied, as the case may be, within thirty (30) days after Landlord's receipt of: (a) a true and complete statement detailing the identity of the proposed assignee or subtenant, the nature of its business, its proposed use of any Hazardous Material, and its proposed use of the Property; (b) current financial information with respect to the proposed assignee or subtenant, including its most recent financial statements; and (c) any other information Landlord may reasonably request, provided that:

          (A)  in Landlord's reasonable judgment, the proposed assignee or subtenant is engaged in a business or activity, and the Property will be used in a manner, which: (a) is in keeping with the then standards of the Project and business park in which the Property is located, and will not cause an increase in wear and tear on the Property from the prior use; (b) limits the use of the Property to uses permitted under this Lease; and (c) does not violate any restrictions or covenants set forth in this Lease, any loan which may encumber the Property or Project, the business of the proposed assignee or subtenant and the proposed use of the Property, and (d) will not create a risk of release of Hazardous Materials on the Property;

          (B)  the proposed assignee or subtenant has sufficient financial means to perform all of its obligations under this Lease or the sublease, as the case may be, and Landlord has been furnished with reasonable proof thereof;

          (C)  the form of the proposed sublease or instrument of assignment shall be reasonably satisfactory to Landlord and shall comply with the provisions of this Lease;

          (D)  there shall be not more than three (3) separately demised subtenants of the Property;

          (E)  Tenant shall, upon demand, reimburse Landlord for all expenses reasonable and attorneys' fees actually incurred by Landlord in connection with such assignment or sublease and the granting of the requested consent, including any investigations as to the acceptability of the proposed assignee or subtenant, reviewing any plans and specifications for alterations or modifications of the Property proposed to be made in connection therewith;

          (F)  if the proposed subtenant or assignee is an entity organized under the laws of any jurisdiction other than the United States or any state thereof, or is not a United States citizen, if an individual, such person shall waive any immunity to which it may entitled, and shall be subject to the service of process in, and the jurisdiction of the courts of, the State of California; and

          (G)  in Landlord's reasonable judgment, the proposed assignee or subtenant shall not be of a type or character, or engaged in a business or activity, or owned or controlled by or identified with any entity, which may result in protests or civil disorders at, or other disruptions of the normal business activities in, the Property, Project or business park in which the Property is located.

        (b)    Agreements.    With respect to each and every subletting and/or assignment authorized by Landlord under the provisions of this Lease, it is further agreed that:

          (i)    the form of the proposed assignment or sublease shall be satisfactory to Landlord and shall comply with the provisions of this Article 9;

          (ii)   no sublease and/or assignment shall be effective, and no subtenant or assignee shall take possession of any part of the Property, until an executed counterpart of such sublease or assignment has been delivered to Landlord and approved by Landlord as provided in Paragraph 9.4(a);

          (iii)  if an event of default by Tenant shall occur at any time prior to the effective date of such assignment or subletting and such default is not cured within the cure periods stated herein, then Landlord's consent thereto, if previously granted, shall be immediately deemed revoked without further notice to Tenant, and such consent shall be void and without force and effect, and in either such case, any such assignment or subletting shall constitute a further event of default by Tenant hereunder; and

          (iv)  each sublease and/or assignment shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate. Tenant and each subtenant shall be deemed to have agreed that upon the occurrence and during the continuation of an event of default by Tenant hereunder, Tenant has hereby assigned to Landlord, and Landlord may, at its option, accept such assignment of, all right, title and interest of Tenant as sublandlord under such sublease, together with all modifications, extensions and renewals thereof then in effect, and such subtenant shall, at Landlord's option and upon notice from Landlord, attorn to Landlord pursuant to the then executory provisions of this Lease other than the monetary terms of this Lease, which monetary terms shall be governed by the executory terms of such sublease, except that Landlord shall not be: (a) liable for any previous act or omission of Tenant under such sublease; (b) subject to any counterclaim, offset or defense, which theretofore accrued to such subtenant against Tenant; (c) bound by any previous modification of such sublease not consented to by Landlord, or by any prepayment of more than one month's rent and additional rent under such sublease; (d) bound to return such subtenant's security deposit, if any, except to the extent that Landlord shall receive actual possession of such deposit and such subtenant shall be entitled to the return of all or any portion of such deposit under the terms of its sublease; or (e) obligated to make any payment to or on behalf of such subtenant, or to perform any work in the subleased space or the Property, or in any way to prepare the subleased space for occupancy, beyond Landlord's obligations under this Lease.

        Section 9.5    Binding on Tenant; Indemnification of Landlord.    Notwithstanding any assignment or subletting or any acceptance of monies or payment by Landlord from any assignee or subtenant, Tenant shall remain fully liable for the payment of all Base Rent and Additional Rent due and for the performance of all other terms, covenants and conditions contained in this Lease on Tenant's part to be observed and performed, and any default under any term, covenant or condition of this Lease by any subtenant or assignee or anyone claiming under or through any subtenant or assignee shall be deemed to be a default under this Lease by Tenant. Tenant shall indemnify, defend, protect and hold harmless Landlord from and against any and all losses or liabilities resulting from any claims that may be made against Landlord by the proposed assignee or subtenant or anyone claiming under or through any subtenant or by any brokers or other persons claiming a commission or similar compensation in connection with the proposed assignment or sublease, irrespective of whether Landlord shall give or decline to give its consent to any proposed assignment or sublease, or if Landlord shall exercise any of its options under this Article 9.

        Section 9.6    Tenant's Failure to Complete.    If Landlord consents to a proposed assignment or sublease and Tenant fails to execute and deliver to Landlord such assignment or sublease within ninety (90) days after the giving of such consent, then Tenant shall again comply with all of the provisions and conditions of Sections 9.2 and 9.4 hereof before assigning this Lease or subletting all or part of the Property.

        Section 9.7    Profits on Assignment or Subleasing.    If Tenant shall enter into any assignment or sublease permitted hereunder or consented to by Landlord, Tenant shall, within sixty (60) days of Landlord's consent to such assignment or sublease, deliver to Landlord a complete list of Tenant's reasonable brokerage fees actually paid to third-party brokers not affiliated or related to Tenant (which brokerage fees may in no event may be greater than five percent (5%) of the total rents to be received by Tenant for such assignment or sublease). Tenant shall deliver to Landlord evidence of the payment of such fees promptly after the same are paid. In consideration of such assignment or subletting, Tenant shall pay to Landlord the following amounts:

        (a)    Assignment.    In the case of an assignment, on the effective date of the assignment, an amount equal to fifty percent (50%) of all sums and other consideration paid to Tenant by the assignee for or by reason of such assignment after first deducting Tenant's reasonable third-party brokerage fees (which brokerage fee deduction is subject to the limits under the first paragraph of this Section 9.7) in connection with such transaction; or

        (b)    Sublease.    In the case of a sublease, fifty percent (50%) of all sums and any other consideration payable under the sublease to Tenant by the subtenant which exceeds on a per square foot basis the Base Rent accruing during the term of the sublease in respect of the subleased space after first deducting Tenant's reasonable third-party brokerage fees (which brokerage fee deduction is subject to the limits under the first paragraph of this Section 9.7) in connection with such transaction. The sums payable under this clause shall be paid by Tenant to Landlord as and when paid by the subtenant to Tenant.

        (c)    Written Statement.    Tenant shall provide to Landlord a written statement certifying all amounts to be paid from any assignment or sublease of the Property, and any transaction related thereto, within ten (10) days after the transactional documentation is executed, and Landlord may inspect from time to time Tenant's books and records to verify the accuracy of the amounts due by Tenant under this Section 9.7. Upon written request, Tenant shall promptly furnish to Landlord certified photocopies of all transactional documentation, which shall be certified by Tenant as being true and correct.

        Section 9.8    Transfers of Interests in Tenant, and Assignment or Sublease to a Related Party.

        (a)    Entity Transfers.    If Tenant is a corporation, the transfer by one or more transfers, directly or indirectly, by merger, assignment, operation of law or otherwise, of a majority of the number of shares of stock and/or voting control of Tenant shall be deemed a voluntary assignment of this Lease; provided, however, that the provisions of this Paragraph 9.8(a) shall not apply to the transfer of shares of stock of Tenant if and so long as Tenant's stock is publicly traded on a United States domestic nationally recognized stock exchange. For purposes of this Section 9.8 the term "transfers" shall be deemed to include the issuance of new stock or of treasury stock which results in a majority of the stock of Tenant being held by a person or persons that do not hold a majority of the stock of Tenant on the Commencement Date. If Tenant is a partnership or limited liability company, the transfer by one or more transfers, directly or indirectly, by operation of law or otherwise, of a majority interest in the capital or profit interest of the partnership or limited liability company, or transfer of control of the partnership or limited liability company, shall be deemed a voluntary assignment of this Lease. If Tenant is a limited liability company, trust, or any other legal entity (including a corporation or a partnership), the transfer by one or more transfers, directly or indirectly, of control of such entity, however characterized, shall be deemed a voluntary assignment of this Lease. The provisions of Section 9.1, 9.2 and 9.7 shall not apply to transactions with an entity into or with which Tenant is merged or consolidated, or to which substantially all of Tenant's assets or stock is transferred, so long as: (i) such transfer was made for a legitimate independent business purpose and not for the purpose of transferring this Lease; (ii) the successor to Tenant has a net worth computed in accordance with generally accepted accounting principles at least equal to the greater of (a) the net worth of Tenant immediately prior to such merger, consolidation or transfer, and (b) the net worth of the original Tenant on the date of this Lease; (iii) proof satisfactory to Landlord of such net worth is delivered to Landlord at least ten (10) days prior to the effective date of any such transaction; and (iv) Landlord receives copies of all relevant documents regarding such merger, including the filed certificate of merger prior to or within twenty (20) days of such merger or transfer. Tenant shall continue to remain liable under this Lease after such merger or transfer.

        (b)    Sublease or Assignment to a Related Entity.    Tenant may, without the receipt of Landlord's consent and without the application of Landlord's termination rights under Section 9.2 or Landlord's right to share in profits under Section 9.7, permit any person of which the original Tenant named in Article 1 of this Lease owns at least fifty percent (50%) of the voting stock, any person which owns at least fifty percent (50%) of the voting stock of Tenant, or any person at least fifty percent (50%) of the voting stock of which is owned by an entity which also owns at least fifty percent (50%) of the voting stock of Tenant (any such person is referred to as a "Related Entity") to sublet or be assigned all or part of the Property for any permitted use for so long as such Person remains a Related Entity, provided that: (i) Tenant provides Landlord with prior written notice of such sublease or assignment to such Related Entity and any documentation or information reasonably requested by Landlord regarding such assignment or subletting or such Related Entity; (ii) such assignment or subletting is not a subterfuge by Tenant to avoid its obligations under this Lease; and (iii) the Related Entity is, in Landlord's reasonable judgment, of a character and engaged in a business which is in keeping with the standards for the Property and the occupancy thereof. Such sublease shall not be deemed to vest in any such Related Entity any right or interest in this Lease or the Property nor shall it relieve, release, impair or discharge any of Tenant's obligations under this Lease.

        (c)    Applicability.    The limitations set forth in this Section 9.8 shall apply to subtenant(s), assignee(s) and guarantor(s) of this Lease, if any, and any transfer by any such entity in violation of this Section 9.8 shall be a transfer in violation of Section 9.1, and this Article 9.

        Section 9.9    Assumption of Obligations.    Any assignment, sublease or transfer, whether made with Landlord's consent or without Landlord's consent, if and to the extent permitted hereunder, shall not be effective unless and until the assignee or sublessee executes, acknowledges and delivers to

Landlord: (i) an agreement in form and substance satisfactory to Landlord whereby the assignee or sublessee (a) assumes Tenant's obligations under this Lease and (b) agrees that, notwithstanding such assignment, sublease or transfer, the provisions of Section 9.1 hereof shall be binding upon it in respect of all future assignments, subleases and transfers; and (ii) certificates or policies of insurance as required of the Tenant under this Lease.

        Section 9.10    Tenant's Liability.    The joint and several liability of Tenant and any successors-in-interest of Tenant and the due performance of Tenant's obligations under this Lease shall not be discharged, released or impaired by any waiver or failure of Landlord, or any grantee, sublessee or assignee of Landlord, to enforce any of the terms and provisions of this Lease.

ARTICLE 10:    DEFAULTS; REMEDIES

        Section 10.1    Covenants and Conditions.    Tenant's performance of each of Tenant's obligations under this Lease is a condition as well as a covenant. Tenant's right to continue in possession of the Property is conditioned upon such performance. Time is of the essence in the performance of all covenants and conditions.

        Section 10.2    Defaults.    Tenant shall be in material default under this Lease:

        (a)    Abandonment.    If Tenant abandons the Property or if Tenant's vacation of the Property results in the cancellation of any insurance described in Section 4.4;

        (b)    Failure to Pay.    If Tenant fails to pay rent or any other charge or amount when due after Landlord has provided Tenant three (3) days or more written notice that such amount is due (which 3 day notice may be the 3 day notice to pay or quit under California law and which 3 day notice is not in addition to such 3 day notice to pay or quit under California law);

        (c)    Nonperformance.    If Tenant fails to perform any of Tenant's non-monetary obligations under this Lease for a period of thirty (30) days after written notice from Landlord; provided that if more than thirty (30) days are required to complete such performance, Tenant shall not be in default if Tenant commences such performance within the thirty (30) day period and thereafter diligently pursues its completion. However, Landlord shall not be required to give such notice if Tenant's failure to perform constitutes a non-curable breach of this Lease. The notice required by this paragraph is intended to satisfy any and all notice requirements imposed by law on Landlord and is not in addition to any such requirement;

        (d)    General Assignment and Bankruptcy.    (i) If Tenant makes a general assignment or general arrangement for the benefit of creditors; (ii) if a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed by or against Tenant and is not dismissed within sixty (60) days; (iii) if a trustee or receiver is appointed to take possession of substantially all of Tenant's assets located at the Property or of Tenant's interest in this Lease and possession is not restored to Tenant within sixty (60) days; or (iv) if substantially all of Tenant's assets located at the Property or of Tenant's interest in this Lease is subjected to attachment, execution or other judicial seizure which is not discharged within sixty (60) days. If a court of competent jurisdiction determines that any of the acts described in this paragraph (d) is not a default under this Lease, and a trustee is appointed to take possession (or if Tenant remains a debtor in possession) and such trustee or Tenant transfers Tenant's interest hereunder, then Landlord shall receive, as Additional Rent, the excess, if any, of the rent (or any other consideration) paid in connection with such assignment or sublease over the rent payable by Tenant under this Lease; and/or

        Section 10.3    Remedies.    On the occurrence of any default by Tenant, Landlord may, at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy which Landlord may have:

        (a)    Types of Remedies.    Terminate Tenant's right to possession of the Property by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Property to Landlord. In such event, Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant's default, including: (i) the worth at the time of the award of the unpaid Base Rent, Additional Rent and other charges which Landlord had earned at the time of the termination; (ii) the worth at the time of the award of the amount by which the unpaid Base Rent, Additional Rent and other charges which Landlord would have earned after termination until the time of the award exceeds the amount of such rental loss that Tenant proves Landlord could have reasonably avoided; (iii) the worth at the time of the award of the amount by which the unpaid Base Rent, Additional Rent and other charges which Tenant would have paid for the balance of the Lease Term after the time of the award exceeds the amount of such rental loss that Tenant proves Landlord could have reasonably avoided; and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, any costs or expenses Landlord incurs in maintaining or preserving the Property after such default, the cost of recovering possession of the Property, expenses of reletting, including necessary renovation or alteration of the Property, Landlord's reasonable attorneys' fees incurred in connection therewith, and any real estate commission paid or payable. As used in subparts (i) and (ii) above, the "worth at the time of the award" is computed by allowing interest on unpaid amounts at the rate of fifteen percent (15%) per annum, or such lesser amount as may then be the maximum lawful rate. As used in subpart (iii) above, the "worth at the time of the award" is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus one percent (1%). If Tenant has abandoned the Property, Landlord shall have the option of (i) retaking possession of the Property and recovering from Tenant the amount specified in this Paragraph 10.3(a), or (ii) proceeding under Paragraph 10.3(b).

        (b)    Maintain Tenant's Right of Possession.    Maintain Tenant's right to possession (in California under California Civil Code Section 1951.4, as amended, or its successor provision), in which case this Lease shall continue in effect whether or not Tenant has abandoned the Property. In such event, Landlord shall be entitled to enforce all of Landlord's rights and remedies under this Lease, including the right to recover the rent as it becomes due. Landlord and Tenant agree that the limitations on assignment and subletting contained in Article 9 of this Lease are reasonable. Landlord and Tenant specifically agree that Landlord's acts, if any, of maintenance or preservation, and Landlord's efforts to relet the Property, or the appointment of a receiver to protect Landlord's interest under this Lease, shall not constitute a termination of Tenant's right to possession.

        (c)    Other Remedies.    Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the state in which the Property is located.

        Section 10.4    Cumulative Remedies.    Landlord's exercise of any right or remedy shall not prevent it from exercising any other right or remedy.

ARTICLE 11:    PROTECTION OF LENDERS

        Section 11.1    Subordination.    This Lease is, and shall be, subordinated to any ground lease, deed of trust or mortgage encumbering the Property, any advances made on the security thereof and any renewals, modifications, consolidations, replacements or extensions thereof, whenever made or recorded. Tenant shall cooperate with Landlord and any lender which is acquiring a security interest in the Property or this Lease. Tenant shall execute such further documents and assurances as such lender may require, provided that Tenant's obligations under this Lease shall not be increased in any material way (the performance of ministerial acts or providing notices shall not be deemed material). Notwithstanding any provision of this Section 11.1, Tenant's right to quiet possession of the Property during the Lease Term shall not be disturbed if Tenant pays the rent and performs all of Tenant's obligations under this Lease and is not otherwise in default. If any ground lessor, beneficiary or mortgagee elects to have this Lease prior to the lien of its ground lease, deed of trust or mortgage and gives written notice thereof to Tenant, this Lease shall be deemed prior to such ground lease, deed of trust or mortgage whether this Lease is dated prior or subsequent to the date of said ground Lease, deed of trust or mortgage or the date of recording thereof.

        Section 11.2    Attornment.    If Landlord's interest in the Property is acquired by any ground lessor, beneficiary under a deed of trust, mortgagee, or purchaser at a foreclosure sale, Tenant shall attorn to the transferee of or successor to Landlord's interest in the Property and recognize such transferee or successor as Landlord under this Lease. Tenant waives the protection of any statute or rule of law which gives or purports to give Tenant any right to terminate this Lease or surrender possession of the Property upon the transfer of Landlord's interest.

        Section 11.3    Signing of Documents.    Tenant shall sign and deliver any instrument or documents necessary or appropriate to evidence any such attornment or subordination or agreement to do so, provided that such document contains provisions establishing that Tenant's right to quiet possession of the Property during the Lease Term shall not be disturbed if Tenant pays the rent and performs all of Tenant's obligations under this Lease and is not otherwise in default. If Tenant fails to do so within ten (10) days after written request, Tenant hereby makes, constitutes and irrevocably appoints Landlord, or any transferee or successor of Landlord, the attorney-in-fact of Tenant to execute and deliver any such instrument or document.

        Section 11.4    Estoppel Certificates.

        (a)    Requirements.    Upon Landlord's written request, Tenant shall execute, acknowledge and deliver to Landlord a written statement certifying: (i) that none of the terms or provisions of this Lease have been changed (or if they have been changed, stating how they have been changed); (ii) that this Lease has not been canceled or terminated; (iii) the last date of payment of the Base Rent and other charges and the time period covered by such payment; (iv) that Landlord is not in default under this Lease (or, if Landlord is claimed to be in default, stating why); and (v) such other representations or information with respect to Tenant or this Lease as Landlord may reasonably request or which any prospective purchaser or encumbrancer of the Property may require. Tenant shall deliver such statement to Landlord within ten (10) days after Landlord's request. Landlord may give any such statement by Tenant to any prospective purchaser or encumbrancer of the Property. Such purchaser or encumbrancer may rely conclusively upon such statement as true and correct.

        (b)    Tenant's Nondelivery.    If Tenant does not deliver such statement to Landlord within such ten (10) day period, Landlord, and any prospective purchaser or encumbrancer, may conclusively presume and rely upon the following facts: (i) that the terms and provisions of this Lease have not been changed except as otherwise represented by Landlord; (ii) that this Lease has not been canceled or terminated except as otherwise represented by Landlord; (iii) that not more than one month's Base Rent or other charges have been paid in advance; and (iv) that Landlord is not in default under this Lease. In such event, Tenant shall be estopped from denying the truth of such facts.

        Section 11.5    Tenant's Financial Condition.    Within ten (10) business days after written request from Landlord, Tenant and any guarantor of Tenant's obligations shall deliver to Landlord such financial statements and tax returns as Landlord reasonably requires to verify the net worth of Tenant or any assignee, subtenant, or guarantor of Tenant. In addition, Tenant shall deliver to any lender designated by Landlord any financial statements required by such lender to facilitate the financing or refinancing of the Property. Tenant represents and warrants to Landlord that each such financial statement is a true and accurate statement as of the date of such statement. All financial statements shall be confidential and shall be used only for the purposes set forth in this Lease.

ARTICLE 12:    LEGAL COSTS

        Section 12.1    Legal Proceedings.    If Tenant or Landlord shall be in breach or default under this Lease, such party (the "Defaulting Party") shall reimburse the other party (the "Nondefaulting Party") upon demand for any legal fees and legal costs that the Nondefaulting Party incurs in connection with any breach or default of the Defaulting Party under this Lease, whether or not suit is commenced or judgment entered. Such attorneys' fees and costs shall include legal fees and costs incurred for the negotiation of a settlement, enforcement of rights or otherwise. Furthermore, if any action for breach of or to enforce the provisions of this Lease is commenced, the court in such action shall award to the party in whose favor a judgment is entered, a reasonable sum as attorneys' fees and costs. The losing party in such action shall pay such attorneys' fees and costs. Tenant shall also indemnify Landlord against and hold Landlord harmless from all costs, expenses, demands and liability Landlord may incur if Landlord becomes or is made a party to any claim or action (a) instituted by Tenant against any third party, or by any third party against Tenant, or by or against any person holding any interest under or using the Property by license of or agreement with Tenant; (b) for foreclosure of any lien for labor or material furnished to or for Tenant or such other person; (c) otherwise arising out of or resulting from any act or transaction of Tenant or such other person; or (d) necessary to protect Landlord's interest under this Lease in a bankruptcy proceeding, or other proceeding under Title 11 of the United States Code, as amended (whether such bankruptcy proceeding affects Tenant or any other person affiliated with or related to Tenant). Tenant shall defend Landlord against any such claim or action at Tenant's expense with counsel reasonably acceptable to Landlord or, at Landlord's election, Tenant shall reimburse Landlord for any legal fees or costs Landlord incurs in any such claim or action.

        Section 12.2    Landlord's Consent.    Tenant shall pay Landlord's reasonable attorneys' fees, costs and expenses incurred in connection with Tenant's request for Landlord's consent under Article 9 (Assignment and Subletting), or in connection with any other act which Tenant proposes to do and which requires Landlord's consent.

ARTICLE 13:    MISCELLANEOUS PROVISIONS

        Section 13.1    Non-Discrimination.    Tenant promises, and it is a condition to the continuance of this Lease, that there will be no discrimination against, or segregation of, any person or group of persons on the basis of race, color, sex, creed, national origin or ancestry in the leasing, subleasing, transferring, occupancy, tenure or use of the Property or any portion thereof.

        Section 13.2    Landlord's Liability; Certain Duties.

        (a)    "Landlord".    As used in this Lease, the term "Landlord" means only the current owner or owners of the fee title to the Property or the leasehold estate under a ground lease of the Property at the time in question, and their successors and assigns. Each Landlord is obligated to perform the obligations of Landlord under this Lease only during the time such Landlord has title to the fee interest in the Property. Any Landlord who transfers its title or interest is relieved of all liability with respect to the obligations of Landlord under this Lease to be performed on or after the date of transfer. However, each Landlord shall deliver to its transferee all funds that Tenant previously paid if such funds have not yet been applied under the terms of this Lease.

        (b)    Tenant's Notice of Landlord's Default.    Tenant shall give written notice of any failure by Landlord to perform any of its obligations under this Lease to Landlord and to any ground lessor, mortgagee or beneficiary under any deed of trust encumbering the Property whose name and address have been furnished to Tenant in writing. Landlord shall not be in default under this Lease unless Landlord (or such ground lessor, mortgagee or beneficiary) fails to cure such nonperformance within thirty (30) days after receipt of Tenant's notice. However, if such nonperformance reasonably requires more than thirty (30) days to cure, Landlord shall not be in default if such cure is commenced within such thirty (30) day period and thereafter diligently pursued to completion.

        (c)    Liability.    Notwithstanding any term or provision herein to the contrary, the liability of Landlord for the performance of its duties and obligations under this Lease is limited to Landlord's interest in the Property and any insurance, condemnation or sales proceeds thereof, and neither the Landlord nor its partners, shareholders, members, officers, managers, employees or other principals shall have any personal liability under this Lease.

        Section 13.3    Severability.    A determination by a court of competent jurisdiction that any provision of this Lease or any part thereof is illegal or unenforceable shall not cancel or invalidate the remainder of such provision or this Lease, which shall remain in full force and effect.

        Section 13.4    Interpretation.    The captions of the Articles or Sections of this Lease are to assist the parties in reading this Lease and are not a part of the terms or provisions of this Lease. Whenever required by the context of this Lease, the singular shall include the plural and the plural shall include the singular. The masculine, feminine and neuter genders shall each include the other. In any provision relating to the conduct, acts or omissions of Tenant, the term "Tenant" shall include Tenant's agents, employees, contractors, invitees, successors or others using the Property with Tenant's expressed or implied permission. This Lease, and any guaranty executed in connection therewith, is to be deemed prepared jointly by the Landlord and the Tenant, and any uncertainty or ambiguity existing therein, if any, shall not be interpreted against any party, but instead, according to the application of the rules of interpretation of contracts. Both Landlord and Tenant acknowledge the right and opportunity to have been represented by legal counsel in the preparation of this Lease and any accompanying guaranty. Therefore, this Lease and any guaranty thereof shall be interpreted as if prepared by both the Landlord and the Tenant.

        Section 13.5    incorporation of Prior Agreements; Modifications.    This Lease is the only agreement between the parties pertaining to the lease of the Property and no other agreements are effective. All amendments to this Lease shall be in writing and signed by all parties. Any other attempted amendment shall be void.

        Section 13.6    Notices.    All notices required or permitted under this Lease shall be in writing and shall be personally delivered, sent by facsimile, delivered by next-day overnight delivery by a recognized overnight mail and delivery company, sent by certified mail, return receipt requested, or sent by United States mail postage prepaid. Notices to Tenant shall be delivered to the address specified in Section 1.3 above. Notices to Landlord shall be delivered to the address specified in Section 1.2 above. All notices shall be effective upon personal delivery; if mailed, then three (3) days after deposit in the United States mail; the next business day if sent by overnight delivery service; or if sent by facsimile, then upon the sending of such facsimile provided a copy of same is mailed by United States mail to the address and in the manner provided for in this paragraph or sent by next-day delivery by a recognized overnight mail delivery company (regardless of when such mailed or next-day delivered copy is received if also sent by facsimile). Either party may change its notice address upon written notice to the other party.

        Section 13.7    Waivers.    All waivers must be in writing and signed by the waiving party. Landlord's failure to enforce any provision of this Lease or its acceptance of rent shall not be a waiver and shall not prevent Landlord from enforcing that provision or any other provision of this Lease in the future.

No statement on a payment check from Tenant or in a letter accompanying a payment check shall be binding on Landlord. Landlord may, with or without notice to Tenant, negotiate such check without being bound to the conditions of such statement.

        Section 13.8    Recordation.    Tenant shall not record this Lease (nor a notice or memorandum of same) without prior written consent from Landlord. Landlord may require that a "Short Form" memorandum of this Lease be executed by both parties and be recorded.

        Section 13.9    Binding Effect; Choice of Law.    This Lease binds any party who legally acquires any rights or interest in this Lease from Landlord or Tenant. However, Landlord shall have no obligation to Tenant's successor unless the rights or interests of Tenant's successor are acquired in accordance with the terms of this Lease. The laws of the State of California shall govern this Lease.

        Section 13.10    Corporate Authority; Partnership Authority.    If Tenant is a corporation, each person signing this Lease on behalf of Tenant represents and warrants that he has full authority to do so and that this Lease binds the corporation. On the date this Lease is signed, Tenant shall deliver to Landlord a certified copy of a resolution of Tenant's Board of Directors authorizing the execution of this Lease or other evidence of such authority reasonably acceptable to Landlord. If Tenant is a partnership, each person or entity signing this Lease for Tenant represents and warrants that he or it is a general partner of the partnership, that he or it has full authority to sign for the partnership and that this Lease binds the partnership and all general partners of the partnership. Tenant shall give written notice to Landlord of any general partner's withdrawal or addition. On the date this Lease is signed, Tenant shall deliver to Landlord a copy of Tenant's recorded statement of partnership or certificate of limited partnership. If Tenant is a limited liability company, each person or entity signing this Lease for Tenant represents and warrants that he or it is the manager of the limited liability company, that he or it has full authority to sign for the limited liability company, and that this Lease binds the limited liability company. Tenant shall give written notice to Landlord of any limited liability company's manager's withdrawal or addition. On the date this Lease is signed, Tenant shall deliver to Landlord a copy of Tenant's certificate of organization and operating agreement of the limited liability company.

        Section 13.11    Joint and Several Liability.    All parties signing this Lease as Tenant shall be jointly and severally liable for all obligations of Tenant.

        Section 13.12    Force Majeure.    If Landlord cannot perform any of its obligations due to events beyond Landlord's control, the time provided for performing such obligations shall be extended by a period of time equal to the duration of such events. Events beyond Landlord's control include, but are not limited to, acts of God, war, acts of terrorism, civil commotion, labor disputes, strikes, fire, flood, earthquake or other casualty, shortages of labor or material, government regulation or restriction and weather conditions.

        Section 13.13    Execution of Lease.    This Lease may be executed in counterparts, and when all counterpart documents are executed, the counterparts shall constitute a single binding instrument. Landlord's delivery of this Lease to Tenant shall not be deemed an offer to lease and shall not be binding upon either party until executed and delivered by both parties.

        Section 13.14    Survival.    All representations and warranties of Landlord and Tenant shall survive the termination of this Lease.

ARTICLE 14:    BROKERS

        Section 14.1    No Other Brokers.    Tenant represents and warrants to Landlord that no agents, brokers, finders or other parties with whom Tenant has dealt shall be owed or entitled to any commission or fee from Landlord with respect to this Lease.

        Landlord and Tenant have initialed and signed this Lease below and have initialed all Riders which are attached to or incorporated by reference in this Lease.

"LANDLORD"
Cypress-Southbay, LLC, a California limited liability company
By: Cypress Management Company, Inc., a California corporation, Manager
By:	/s/ Brian L. Harvey Brian L. Harvey, President
"TENANT"
OMP, Inc., a Delaware corporation
By:	/s/ Preston Romm
Name (printed):	PRESTON ROMM
Its:	EVP Finance & CFO
By:	/s/ Steve Carlsen
Name (printed):	STEVE CARLSEN
Its:	President & CEO

INITIALS

 CONSTRUCTION RIDER
TO INDUSTRIAL REAL ESTATE LEASE
DATED JULY 8, 2008 BY AND BETWEEN
CYPRESS-SOUTHBAY, LLC,
a California limited liability company,
AND
OMP, INC., a Delaware corporation

        1.    Tenant Improvements.    Landlord shall construct certain Tenant Improvements (defined below) on the Property, which shall become part of the Property,

          1.1    Construction.    Landlord shall construct the Tenant Improvements as soon as reasonably possible. Landlord shall complete the Tenant Improvements on or before November 1, 2008, provided that Tenant complies with the Tenant's obligations under the following sentence. The Tenant shall cooperate with the Landlord in making the space available in order for the Landlord to construct such Tenant Improvements and shall cooperate with the Landlord and Landlord's contractors in order that the Tenant Improvements can be constructed in a timely manner. The "Tenant Improvements" are as follows:

  (i)
  Landlord shall create a total of two (2) openings in the demising walls between the Units, at locations mutually agreeable to Landlord and Tenant.

  (ii)
  The Landlord shall repaint and recarpet the office and warehouse area of Unit B.3, The Tenant had, as of the date of this Lease, selected colors for the carpeting and paint, and has selected the tile,

  (iii)
  The Landlord shall remove two (2) ground floor warehouse offices currently located in Unit B-3.

  (iv)
  The Landlord shall repaint and recarpet the office area of Unit B-1 and B-2.

        All quantities, qualities and specifications of the Tenant Improvements shall be Landlord's normal quantities, qualities and specifications.

          1.2    Ownership of Tenant improvements.    All of the Tenant Improvements shall become and remain the Property and may not be removed from the Property upon the termination of this Lease.

        1.3    No Setoff.    In the event that Tenant claims that there are defects in the construction of the Tenant Improvements or any delay in the construction of the Tenant Improvements, Tenant may not setoff against any amounts owed to Landlord for rent or otherwise under this Lease.

        2.    Warranty.    Landlord warrants for a period of twelve (12) months from the Commencement Date of the Lease that the Tenant Improvements shall be free of construction defects. LANDLORD IS MAKING NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESSED OR IMPLIED, REGARDING THE TENANT IMPROVEMENTS. In the event of any alleged breach by Landlord of the representation or warranty under this paragraph, Tenant must make such claim in writing to Landlord prior to the expiration of the twelve (12) month period. In no event shall Landlord be responsible for any consequential damages or damages to any person or Tenant's property or business due to any alleged breach of the representation or warranty under this paragraph.

INITIALS

1

        3.    Installation of Air Conditioning Unit in Unit B-3.    Provided Tenant is not then in default under this Lease, the Tenant by written notice to the Landlord may request that the Landlord install an air conditioning unit ("Air Conditioning Unit") in the Unit B-3 warehouse area. The Tenant may only provide the Landlord written notice under the immediately preceding sentence, and Landlord shall only have the duty to install the Air Conditioning Unit under this paragraph 3 in Unit (B)-3, if all of: such Tenant notice is given prior to April 30, 2009; Tenant has not exercised any rights to terminate the Lease; and the Tenant waives in writing any and all rights of Tenant to terminate the Lease under Section 2.6 of the Lease. The Tenant must exercise its notice under this paragraph 3, if at all, by providing such written notice to the Landlord on or before April 30, 2009. Provided that the Tenant has provided Landlord valid and timely notice to install the Unit B-3 Air Conditioning Unit (and the Tenant in fact has the right to give such notice under this paragraph 3), then the Landlord agrees to install such Unit B-3 Air Conditioning Unit, and the Base Rent shall then increase to $0.79 per square foot per month for the entire Property commencing May 1, 2009 (or $21,297.61 per month). There shall then be adjustments in the Base Rent on each Rental Adjustment Date under paragraph 1.9(a) as if such Base Rent (as increased by the amount under this paragraph 3) began on the Commencement Date. The parties shall sign an amendment to the Lease memorializing the new Base Rent and reaffirm the Rental Adjustment Dates at the time that the Tenant provides its notice under this paragraph 3.

        Landlord and Tenant have executed this Construction Rider to Lease on the date of the Lease.

"LANDLORD"
Cypress-Southbay, LLC, LLC, a California limited liability company
By: Cypress Management Company, Inc., a California corporation, Manager
By:	/s/ BRIAN L. HARVEY Brian L. Harvey, President
"TENANT"
OMP, Inc., a Delaware corporation
By:	/s/ Preston Romm
Name:	PRESTON ROMM
Its:	EVP Finance & CFO
By:	/s/ Steve Carlsen
Name:	STEVE CARLSEN
Its:	President & CEO

INITIALS

2

ARTICLE 14: BROKERS

        Section 14.1    No Other Brokers.    Tenant represents and warrants to Landlord that no agents, brokers, finders or other parties with whom Tenant has dealt shall be owed or entitled to any commission or fee from Landlord with respect to this Lease.

        Landlord and Tenant have initialed and signed this Lease below and have initialed all Riders which are attached to or incorporated by reference in this Lease.

"LANDLORD"
Cypress-Southbay, LLC, a California limited liability company
By: Cypress Management Company, Inc., a California corporation, Manager
By:	/s/ BRIAN L. HARVEY Brian L. Harvey, President
"TENANT"
OMP, Inc., a Delaware corporation
By:	/s/ Preston Romm
Name (printed):	PRESTON ROMM
Its:	EVP Finance & CFO
By:	/s/ Steve Carlsen
Name (printed):	STEVE CARLSEN
Its:	President & CEO

INITIALS

3

QuickLinks

  Exhibit 10.44
INDUSTRIAL REAL ESTATE LEASE (MULTI-TENANT PROJECT NET LEASE)
CONSTRUCTION RIDER TO INDUSTRIAL REAL ESTATE LEASE DATED JULY 8, 2008 BY AND BETWEEN CYPRESS-SOUTHBAY, LLC, a California limited liability company, AND OMP, INC., a Delaware corporation